W.R. Carpenter Final Stock Purchase Agreement.rtf
          AN INDEX OF DEFINED TERMS APPEARS AFTER THE TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT


among

HORIZON HIGH REACH, INC.,

W.R. CARPENTER NORTH AMERICA, INC.

and

UNITED RENTALS (NORTH AMERICA), INC.





SEPTEMBER 28, 2000

22

W.R. Carpenter Final Stock Purchase Agreement.rtf

W.R. Carpenter Final Stock Purchase Agreement.rtf
TABLE OF CONTENTS

PAGE



ARTICLE 1         Purchase and Sale....................................1
                  1.1      Purchase and Sale of the Stock..............1
                  1.2      Consideration for Purchase and Sale of the Stock1
                           (a)     Closing Payment.....................1
                           (b)     Promissory  Notes...................2
                           (c)     Post-Closing Audit; Adjustments.....2
                           (d)     Adjustment Dispute Resolution.......4


ARTICLE 2         Deliveries...........................................6
                  2.1      Sellers' Deliveries.........................6
                           (a)     Closing Payment Certificate.........6
                           (b)     Stock Certificates..................6
                           (c)     Consents and Approvals..............6
                           (d)     Pay-Off Letters.....................6
                           (e)     Account Transfer Documents..........6
                           (f)     Title Documents.....................6
                           (g)     Proceedings and Documents...........6
                           (h)     Good Standing Certificates..........6
                           (i)     Release.............................6
                           (j)     Resignations........................7
                           (k)     Opinion of Sellers' Counsel.........7
                           (l)     Minute Books........................7
                           (m)     401(k) Termination..................7
                  2.2      Buyer's Deliveries..........................7
                           (a)     Closing Payment.....................7
                           (b)     Notes...............................7
                           (c)     Opinion of Buyer's Counsel..........7
                  2.3      Related Agreements..........................7
                           (a)     Leases..............................7
                           (b)     Settlement Agreement................7


ARTICLE 3         Representations and Warranties of Sellers............8
                  3.1      Sellers; Entry Into Agreements..............8
                           (a)     Organization and Good Standing......8
                           (b)     Validity and Authorization; Corporate Power
                           and Authority...............................8
                           (c)     Subsidiaries........................8
                           (d)     No Conflict.........................9
                           (e)     Seller Consents Required............9
                  3.2      Financial Information.......................9
                           (a)     Financial Statements; Books and Records   9
                           (b)     Conduct of Business................10
                           (c)     No Material Adverse Change.........10
                  3.3      Stock..........................................11
                           (a)     Capitalization.....................11
                           (b) Ownership and Transfer by Shareholder and the Company 11
                  3.4      Assets.........................................11
                           (a)     Personal Property..................11
                                    (i)    Title..........................11
                                    (ii)   Inventory......................12
                                    (iii)  Facilities and Equipment.......12
                                    (iv)   Notes and Accounts Receivable..12
                                    (v)    Bank Accounts..................13
                           (b)     Real Property......................13
                                    (i)    Fee Simple.....................13
                                    (ii)   Leases; Easements and Other Interests
                                    13
                                    (iii)  Ingress and Egress; Eminent Domain
                                    14
                                    (iv)   Improvements...................14
                                    (v)    Leased Premises Taxes..........14
                           (c)     Intellectual Property..............14
                           (d)     Contracts..........................15
                           (e)     Necessary Assets...................16
                  3.5      Liabilities....................................16
                           (a)     No Liabilities.....................16
                           (b)     Tax Matters........................16
                           (c)     Litigation.........................18
                           (d)     Employee Liabilities...............18
                           (e)     Product Quality, Warranty Claims, Product
                           Liability..................................19
                  3.6      Business.......................................19
                           (a)     Customers and Suppliers............19
                           (b)     Insurance..........................19
                           (c)     Employees..........................20
                           (d)     Worker's Compensation..............20
                           (e)     Benefit Plans and Union Contracts..20
                           (f)     Affiliated Transactions............22
                           (g)     Legal Requirements.................22
                                    (i)    Compliance with Laws...........23
                                    (ii)   Licenses.......................23
                                    (iii)  Certain Acts...................23
                           (h)     Environmental Matters..............23
                                    (i)    Compliance.....................23
                                    (ii)   Environmental Permits..........24
                                    (iii)  Environmental Claims...........24
                                    (iv)   Environmental Releases.........24
                                    (v)    Underground Storage Tanks......25
                                    (vi)   Environmental Assessments......25
                                    (vii)  Environmental Disclosure.......26
                  3.7      Acquisition of Notes...........................26
                           (a)     Purchase Entirely for Own Account..26
                           (b)     Buyer's Reliance...................26
                           (c)     Receipt of Information.............26
                           (d)     Investment Experience..............26
                           (e)     Accredited Investor................26
                           (f)     Restricted Security................27
                  3.8      Other..........................................27
                           (a)     Documents Delivered................27
                           (b)     No Brokers Fees; No Commissions....27


ARTICLE 4         Representations and Warranties of Buyer..............27
                  4.1      Entry Into Agreements..........................27
                           (a)     Organization and Good Standing.....27
                           (b)     Corporate Power and Authority; Validity and
                           Authorization..............................27
                  4.2      No Brokers Fees; No Commissions................28
                  4.3      Acquisition of Stock...........................28


ARTICLE 5         Post-Closing Agreements..............................28
                  5.1      Further Actions................................28
                  5.2      Cooperation....................................28
                  5.3      Tax Administration.............................29
                  5.4      Restrictive Covenants..........................32
                           (a)     Noncompete.........................32
                           (b)     Confidential Information...........33
                           (c)     Non-Solicitation...................33
                           (d)     Rights and Remedies Upon Breach....33
                                    (i)    Specific Performance........33
                                    (ii)   Accounting..................34
                                    (iii)  Severability of Covenants...34
                                    (iv)   Enforceability in Jurisdiction
                                    34
                  5.5      401(k) Termination..........................34
                  5.6      UCC Termination Statements..................34
                  5.7      338(h)(10) Election.........................35
                  5.8      Subsidiaries................................36


ARTICLE 6         Indemnification....................................37
                  6.1      Survival; Etc.............................37
                           (a)     No Effect on Liability............37
                           (b)     Breach............................37
                           (c)     Survival..........................37
                  6.2      Indemnification of Buyer..................37
                  6.3      Indemnification of Shareholder............38
                  6.4      Indemnification...........................38
                  6.5      Limitation on Shareholder's Indemnity.....39
                           (a)     Basket............................39
                           (b)     Maximum Indemnity.................39
                  6.6      Notice and Opportunity to Defend..........39
                           (a)     Notice, Etc.......................39
                           (b)     Defense Costs.....................40
                           (c)     Third Party Claims................40
                  6.7      Delays or Omissions, Etc..................40


ARTICLE 7         Miscellaneous......................................40
                  7.1      Governing Law; Attorneys' Fees............40
                  7.2      Successors and Assigns....................41
                  7.3      Entire Agreement; Amendment...............41
                  7.4      Notices, Etc..............................41
                  7.5      No Third Party Beneficiary, Etc...........42
                  7.6      Reformation; Severability.................42
                  7.7      Counterparts..............................42
                  7.8      Titles and Subtitles.......................42
                  7.9      Expenses...................................42
                  7.10     Sellers' Knowledge.........................43


EXHIBITS

         Exhibit A         Closing Payment Certificate
         Exhibit B         Opinion of Seller's Counsel
         Exhibit C         Opinion of Haynes and Boone, LLP


DISCLOSURE SCHEDULES
     Disclosure Schedule 1.2(c) (Equipment Held for Salvage)
     Disclosure Schedule 3.1(a) (Foreign Corporation Jurisdictions)
     Disclosure Schedule 3.1(e) (Seller Consents)
     Disclosure Schedule 3.2(a) (Financial Statements)
     Disclosure Schedule 3.2(b) (Conduct of Business)
     Disclosure Schedule 3.3(a) (Capitalization)
     Disclosure Schedule 3.4(a)(i) (Personal Property)
     Disclosure Schedule 3.4(a)(ii) (Location of Inventory)
     Disclosure Schedule 3.4(a)(iii) (Maintenance)
     Disclosure Schedule 3.4(a)(iv) (Accounts Receivable Aging)
     Disclosure Schedule 3.4(a)(v) (Bank Accounts)
     Disclosure Schedule 3.4(b)(i) (Real Property Owned)
     Disclosure Schedule 3.4(b)(ii) (Leased Premises and Real Estate Contracts) Disclosure Schedule 3.4(b)(iv) (Improvements)
     Disclosure Schedule 3.4(c) (Intellectual Property)
     Disclosure Schedule 3.4(d) (Contracts)
     Disclosure Schedule 3.5(c) (Litigation)
     Disclosure Schedule 3.5(d) (Employee Liabilities)
     Disclosure Schedule 3.5(e) (Product Quality and Warranty Claims) Disclosure Schedule 3.6(b) (Insurance Policies)
     Disclosure Schedule 3.6(c) (Employee Matters)
     Disclosure Schedule 3.6(d) (Worker's Compensation)
     Disclosure Schedule 3.6(e) (Benefit Plans and Union Contracts)
     Disclosure Schedule 3.6(f) (Affiliated Transactions)
     Disclosure Schedule 3.6(g)(ii) (Licenses)
     Disclosure Schedule 3.6(h)(ii) (Environmental Equipment)
     Disclosure Schedule 3.6(h)(v) (Storage Tanks)
     Disclosure Schedule 3.6(h)(vi) (Environmental Assessments)
     Disclosure Schedule 3.6(h)(vii) (Environmental Disclosure)
     Disclosure Schedule 5.6 (UCC Termination Statements)

INDEX OF DEFINED TERMS

Page


AAA.......................................................................5
Accounts.................................................................13
Accounts Receivable......................................................12
Adjusted Principal Amount.................................................2
Adjustment Notice.........................................................2
Adjustments...............................................................2
Affiliate................................................................22
Aggregate Deemed Sales Price.............................................35
Agreement.................................................................1
Amortizing Note...........................................................2
Asserted Liability.......................................................39
Breach...................................................................37
Business..................................................................1
Buyer.....................................................................1
Buyer Indemnitees........................................................37
CERCLA...................................................................25
CLCFC.....................................................................9
Closing Date..............................................................1
Closing Payment...........................................................1
Closing Payment Adjustment................................................4
Closing Payment Certificate...............................................2
Code.....................................................................18
Company...................................................................1
Company Financial Statements..............................................9
Company's 401(k) Plan.....................................................7
Confidential Information.................................................33
Contracts................................................................15
Corporate Records........................................................27
Deemed Sales Price Allocation............................................35
Defense Costs............................................................40
Disclosure Schedules......................................................1
Disputed Amounts..........................................................3
Election.................................................................35
Election Forms...........................................................35
Election Tax Cost........................................................35
Environment..............................................................24
Environmental Claim......................................................24
Environmental Laws......................................................23
Environmental Permits...................................................24
Environmental Releases..................................................24
Equipment...............................................................12
Equipment Adjustment.....................................................3
Equipment Leases........................................................11
ERISA...................................................................21
Established Loss........................................................38
ETC Disagreement Notice.................................................36
Exhibits.................................................................1
GAAP.....................................................................9
Golden Parachute Payment................................................22
Hazardous Materials.....................................................25
Indemnified Party.......................................................38
Indemnifying Party......................................................38
Indemnitee..............................................................38
Indemnitor..............................................................38
Independent Accountant...................................................4
Intellectual Property...................................................14
Interim Period..........................................................31
Inventory...............................................................12
knowledge...............................................................12
Leased Premises.........................................................13
Legal Requirements......................................................23
Licenses................................................................23
Liens...................................................................11
Losses..................................................................37
Notes....................................................................2
Objection Notice.........................................................3
Orders..................................................................18
Outside Confidentiality Agreement.......................................20
PCBs....................................................................29
Permitted Liens.........................................................11
Personal Property.......................................................11
Policies................................................................19
Post-Closing Audit.......................................................2
Pre-Closing Date Tax Returns............................................29
Prior Policies..........................................................20
Proceedings.............................................................18
Real Estate Contracts...................................................12
Recipient...............................................................22
Related Agreements.......................................................7
Releases.............................................................6, 24
Rental Ready.............................................................4
Re-Rent Equipment.......................................................13
Resolution Date..........................................................3
Restricted Period.......................................................32
Restrictive Covenants...................................................33
Sections................................................................42
Seller Consents..........................................................9
Sellers..................................................................1
Shareholder..............................................................1
Shareholder Indemnitees.................................................38
Significant Customer....................................................19
Significant Supplier....................................................19
Statement...............................................................30
Stock....................................................................1
Subsidiaries.............................................................8
Target Area.............................................................33
Tax.....................................................................18
Tax Indemnified Party...................................................30
Tax Indemnifying Party..................................................30
Tax Indemnitee..........................................................30
Tax Indemnitor..........................................................30
Tax Returns.............................................................18
Taxes...................................................................18
Transferrable Licenses..................................................23
UST.....................................................................25

STOCK PURCHASE AGREEMENT

 .........THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into on
September 28, 2000 (the "Closing Date"), by and among United Rentals (North America), Inc. a Delaware corporation ("Buyer"), on the one hand, and Horizon High Reach, Inc., a Delaware corporation (the "Company"), and the Company's sole shareholder, W.R. Carpenter North America, Inc. (the "Shareholder"), on the other hand. The Company and the Shareholder are sometimes collectively referred to herein as the "Sellers."


R E C I T A L S

1........The Company's business operations are composed of the sale and rental on a retail basis of aerial work platforms, telescopic material handlers and forklifts, scaffolding and general rental equipment (as currently conducted by the Company and the Subsidiaries (as defined below), the "Business").

2. The Shareholder owns all of the issued and outstanding shares of capital stock of the Company (collectively, the "Stock"). The Shareholder desires to sell, and Buyer desires to purchase, all of the Stock.

3. Sellers have delivered to Buyer certain Disclosure Schedules (herein so called) of even date with this Agreement referred to herein. The Disclosure Schedules and the Exhibits (herein so called) referred to in this Agreement are hereby incorporated into this Agreement as a part hereof.

A G R E E M E N T

         Based on the recitals set forth above and the promises contained herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1.........

Purchase and Sale


1.1. Purchase and Sale of the Stock. Upon the terms contained herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, the Shareholder hereby sells, conveys, transfers, assigns and delivers to Buyer all of the Stock, and Buyer hereby purchases the Stock from the Shareholder. The shares constituting the Stock are free and clear of any Liens (as defined in Section 3.4(a)(i)), claims or encumbrances of any nature whatsoever.

1.2. Consideration for Purchase and Sale of the StockError! Bookmark not defined.. As consideration for the purchase and sale of the Stock, Buyer hereby delivers to the Shareholder the following:

         .........(a)      Closing Payment.  $351,799 (the "Error! Bookmark not
defined.Closing Payment"), by wire transfer of immediately-available funds to the account(s) previously designated in writing by the Shareholder to Buyer. The parties acknowledge that the Closing Payment has been determined based on information furnished by the Shareholder. Simultaneously with the execution and delivery of this Agreement, the Shareholder has delivered to Buyer a written certificate in the form attached to this Agreement as Exhibit A (the "Closing Payment Certificate") signed by the Shareholder, certifying the amount of the Closing Payment and the accuracy of certain other amounts relied on by the parties in connection with determining the amount of the Closing Payment.

         .........(b)      Promissory  Notes.  Buyer hereby issues to the
Shareholder two senior unsecured promissory notes of Buyer (the "Notes"), having an aggregate original principal amount equal to $40,000,001. One of the Notes (the "Amortizing Note") has an original principal amount equal to $20,000,001 (the "Original Adjustable Note Amount"). The Original Note Amount shall be adjusted as provided in Section 1.2(c), and the Shareholder shall execute and deliver a written certificate amending the Amortizing Note (as provided in the Amortizing Note) to reflect the Adjusted Principal Amount (as defined below) of the Amortizing Note not later than the tenth business day after the Resolution Date (as defined below).

         ........."Adjusted Principal Amount" shall mean an amount equal to the remainder of the Original Adjustable Note Amount, minus the lesser of (A) sum of (x) the Equipment Adjustment (defined below) plus (y) the Closing Payment Adjustment (defined below) or (B) $500,000.

         .........(c)      Post-Closing Audit; Adjustments.  As soon as
practicable after the date of this Agreement, Buyer shall commence an audit of the Company (including, where applicable, partial or complete inventories of tangible items), together with such further analysis and review of the Company, its assets and books and records, as Buyer shall deem prudent (the "Post-Closing Audit"). The Shareholder and its Affiliates shall cooperate with Buyer in connection with the Post-Closing Audit. Buyer shall use commercially reasonable efforts to complete the Post-Closing Audit and to determine the amounts, if any, of any Equipment Adjustment and Closing Payment Adjustment on or before January 19, 2001. Upon completion of the Post-Closing Audit and the determination of the applicable Equipment Adjustment and Closing Payment Adjustment, Buyer shall deliver a written notice (the "Adjustment Notice") to the Shareholder of the amount of the aggregate adjustment to the principal amount of the Note and the proposed Adjusted Principal Amount, and the respective amounts of the Equipment Adjustment and Closing Payment Adjustment (the sum of such adjustments being referred to in this Agreement as the "Adjustments") and briefly describing the basis for such Adjustments. Buyer shall (and shall cause its Affiliates to) provide the Shareholder and its representatives copies of or access to reasonably requested information and documents as necessary for the Shareholder and its representatives to verify the calculation of any Adjustments and, upon request by the Shareholder, shall (and shall cause Buyer's Affiliates to) make reasonably available personnel of Buyer (or its Affiliates) for such purposes.

         .........In conducting the Post-Closing Audit, Buyer shall determine all relevant accounting issues in accordance with GAAP (as defined below); provided, however, that items of spare parts that constitute equipment or inventory (whether held for sale or for use in service or repair operations) shall be deemed obsolete if such part has been held by the Company or Subsidiary for more than twelve months from the date it was delivered to the Company or Subsidiary, determined as of the date on which Buyer delivers the Adjustment Notice to the Shareholder. Any item determined under this paragraph to be obsolete (and for which an Adjustment actually is made) shall be returned to the Shareholder promptly after the Resolution Date.

         .........The Shareholder may reasonably object to all or any portion of the Adjustments by delivering written notice (the "Objection Notice") to Buyer not later than the 30th day after the Shareholder's receipt of the Adjustment Notice. The Objection Notice must be timely, must identify each amount of the Equipment Adjustment, the Accounts Receivable Adjustment, the Inventory Adjustment and the Closing Payment Adjustment to which the Shareholder objects and must briefly describe the basis for such objection (such disputed amounts being referred to herein as the "Disputed Amounts"). Any portion of the Adjustments not specifically identified and objected to on a timely basis in the Objection Notice shall be deemed final and binding on the parties hereto.

         .........After Buyer receives the Objection Notice, Buyer and the
Shareholder shall use commercially reasonable efforts to resolve their disagreements about the Disputed Amounts. Notwithstanding anything to the contrary in this Section 1.2(c), if Buyer and the Shareholder have not resolved all their disagreements regarding the Disputed Amounts by the 30th day after Buyer's receipt of the Objection Notice, then either Buyer or the Shareholder may submit such disagreements to arbitration pursuant to Section 1.2(d). Notwithstanding anything in this Agreement to the contrary, the arbitrators may not in any arbitration of any disagreement over the Disputed Amounts determine that the amount of the Adjustments shall be less than the excess of the aggregate amount of the Adjustments (as set forth in the Adjustment Notice) over the aggregate amount of the Disputed Amounts (as set forth in the Objection Notice).

         .........If the Shareholder does not timely deliver the Objection
Notice to Buyer, then the Resolution Date shall be deemed to be the 30th day after the date of the Shareholder's receipt of the Adjustment Notice and the amount of the proposed Adjusted Principal Amount shall be the amount reflected as such in the Adjustment Notice. If the Shareholder timely delivers the Objection Notice to Buyer, then the Resolution Date shall be deemed to be the 10th business day after the resolution of all disagreements regarding the Disputed Amounts either by agreement by Buyer and the Shareholder (before or after any analysis by an Independent Accountant (as defined below))or by arbitration pursuant to Section 1.2(d) (with the Adjusted Principal Amount reflecting such agreement or arbitration determination). The date on which
(i) the disagreements about the Disputed Amounts are resolved (whether by agreement or by written award of the arbitrators pursuant to Section 1.2(d)) or
(ii) the Objection Notice was due (if the Shareholder fails to timely deliver the Objection Notice), is referred to herein as the "Resolution Date" as applicable.

         .........Notwithstanding anything in this Agreement to the contrary,
Buyer shall not be required to deliver the Adjustment Notice until Buyer receives (A) the Tax Returns required to be delivered by the Shareholder pursuant to Section 5.3, (B) evidence reasonably satisfactory to Buyer that the termination statements identified on Disclosure Schedule 5.6 have been filed, (C) the Tax information described in Section 5.7(a), and (D) a certificate of existence and good standing for each Subsidiary, issued by the Secretary of State, Comptroller or other appropriate officer of the State under whose laws such Subsidiary is organized.

         ........."Equipment Adjustment" shall mean the aggregate cost of
(i) replacing any equipment that is reflected in the Company's books and records as an asset of the Company as of the date of this Agreement, but that is determined after the date of this Agreement to be missing or non-existing (for any reason other than that such item has been sold by the Company or a Subsidiary in the ordinary course of business; provided, that for each such item that is sold by the Company or a Subsidiary in the ordinary course of business but that is reflected in the Company's book and records as an asset of the Company or a Subsidiary as of the date hereof, the Equipment Adjustment shall be increased by the greater of (x) the fair market value of such item as of the date hereof or (y) the net proceeds to the Company or a Subsidiary received from the sale of such item) and (ii)repairing (other than as part of routine maintenance) or replacing (as determined by Buyer based on prudent business practices in the Company's and the Subsidiaries' industry, but limited to the lesser of the cost of such repair (if repair is practicable) or the cost of such replacement) items of equipment that Buyer reasonably determines are not Rental Ready (defined below); provided, that if the aggregate cost under items (i) and (ii) of this paragraph is less than $100,000, then the Equipment Adjustment shall be deemed to be zero. The Equipment Adjustment shall not include the cost of making Rental Ready the items listed on Disclosure Schedule 1.2(c), which lists and describes each item of equipment held by the Company or a Subsidiary that is not utilized for rental purposes, but instead is held for salvage, as a source of used replacement parts or for similar purposes.

         ........."Closing Payment Adjustment" shall mean the aggregate amount of errors (if any) on the Closing Payment Certificate that are reasonably determined by Buyer after the date of this Agreement to have caused the Closing Payment to have been greater than the amount that should have been reflected on the Closing Payment Certificate. The Closing Payment Adjustment shall not be duplicative of adjustments pursuant to the Equipment Adjustment.

         ........."Rental Ready" shall mean, with respect to each item of equipment held by the Company for rental, that all required maintenance (consistent with industry practices in the Company's and Subsidiaries' industry) has been performed with respect to such item and that such item does not require repairs (other than as part of routine maintenance).

         .........(d)      Adjustment Dispute Resolution.  The parties shall use
commercially reasonable efforts to resolve any disputes or controversies arising out of or in connection with the Adjustments. If such disputes and controversies are not so resolved within 30 days after the parties' first meeting regarding such matters (or if a party does not use commercially reasonable efforts to schedule and attend such a meeting), then such disputes and controversies shall be submitted to an independent accounting firm with a national reputation jointly selected by Buyer and the Shareholder (the "Independent Accountant") who shall attempt to resolve the parties' disagreements about the Disputed Amounts by providing the parties with their written judgment and analysis of the appropriate Adjusted Principal Amount. If Buyer and the Shareholder still have not resolved all their disagreements regarding the Disputed Amounts by the 30th day after Buyer's and Shareholder's receipt of this written judgment and analysis by the Independent Accountant (which shall be delivered to the parties within 30 days after submission to such Independent Accountant), the parties may submit such disagreements to arbitration pursuant to the following procedures (all other disputes and controversies arising in connection with this Agreement or the Related Agreements shall be resolved by agreement of the parties or by a court of law as described in Section 7.1:

         .........         (i)      After a dispute or controversy arises,
either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

         .........         (ii)     Within 30 days after receipt of such demand,
the other party shall, in a written notice delivered to the other party, name such party's arbitrator (who shall be an impartial person). If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the "AAA"). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the methods set forth in this Section for the original appointment of such arbitrator.

         .........         (iii)    Each party shall bear its own arbitration
costs and expenses. The arbitration hearing shall be held in Dallas, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing, and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply.

         .........         (iv)     The arbitration hearing shall be concluded
within ten days unless otherwise ordered by the arbitrators and the written award thereon shall be made within 15 days after the close of submission of
evidence.   The arbitrators shall determine whether one of the parties is the prevailing party in such arbitration and shall include in the award a cash assessment against the non-prevailing party equal to all reasonable out-of-pocket costs and expenses of the prevailing party and the costs and expenses of the arbitrators. If no party is the prevailing party, then each party shall bear its own costs and expenses and Buyer and the Shareholder each shall pay 50% of the costs and expenses of the arbitrators. An award rendered by a majority of the arbitrators appointed pursuant hereto shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

         .........         (v)      The parties stipulate that the provisions of
this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of the Second Payment. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement or the Related Agreements.

         Neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party. Notwithstanding the foregoing, the parties acknowledge that Buyer may disclose the existence or results of an arbitration hereunder, as well as information otherwise required to be disclosed by deposition, subpoena or other court or governmental action in connection with Buyer's obligations under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and in connection with Buyer's registration of offerings of securities under the Securities Act of 1933 and the rules and regulations promulgated thereunder.

ARTICLE 2.........

Deliveries


2.1. Sellers' Deliveries. Sellers hereby deliver to Buyer the following items:

         .........(a)      Closing Payment Certificate.  A certificate
substantially in the form attached as Exhibit A.

         .........(b)      Stock Certificates.  Certificates representing all of
the shares of the Stock accompanied by stock powers duly executed in blank, with signatures guaranteed by a commercial bank or member firm of the New York Stock Exchange, and with any required transfer stamps, acquired at the Shareholder's expense, affixed, and affidavits of lost stock certificates for the outstanding capital stock of the Subsidiaries.

         .........(c)      Consents and Approvals.  Copies of all Seller
Consents (defined below) obtained by Sellers, including without limitation the consent of the holders of the 10.625% senior subordinated notes of the Shareholder.

         .........(d)      Pay-Off Letters.   Pay-off letters accompanied by
wire transfer instructions from all parties to whom the Company or any Subsidiary has any liability to be repaid on the Closing Date or to be assumed by Buyer (directly or indirectly pursuant to its purchase of the Stock), including bank or other debt, floor planning indebtedness or obligations, operating and capital leases and all similar obligations;

         .........(e)      Account Transfer Documents.  All such instruments as
may be necessary to authorize Buyer to become a signatory on each of the Company's and its Subsidiaries' bank accounts listed on Disclosure Schedule 3.4(a)(v).

         .........(f)      Title Documents. Certificates and other documents of
title with respect to all assets of the Company and its Subsidiaries for which documents of title have been issued, free and clear of any liens, claims or encumbrances of any nature whatsoever.

         .........(g)      Proceedings and Documents.  Copies, certified to
Buyer's satisfaction, of (i) the resolutions of the board of directors of the Company and the Shareholder, dated on or before the date hereof to authorize this Agreement, the Related Agreements (defined below) and the transactions and other acts contemplated either by this Agreement or the Related Agreements,
(ii) the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware, and (iii) the Bylaws of the Company.

         .........(h)      Good Standing Certificates.  Certificates (i) from
the Secretary of State of the State of Delaware evidencing that the Company is existing and in good standing under the laws of such jurisdiction, and
(ii) from each state listed on Disclosure Schedule 3.1(a) evidencing that the Company is qualified to do business and is in good standing as a foreign entity in each such state.

         .........(i)      Release.  An executed release (the " Release"), which
releases any and all claims held by the Shareholder against the Company, the Subsidiaries, Buyer and their respective successors, assigns, officers, directors, employees and agents, but excluding any claims in respect of any breach by Buyer of its obligations hereunder or under any Related Agreement.

         .........(j)      Resignations.  Executed resignations of each officer
and director of the Company and each Subsidiary.

         .........(k)      Opinion of Sellers' Counsel.  An opinion of Heller
Ehrman White & McAuliffe LLP, counsel to Sellers, dated as of the date hereof, regarding the matters set forth in Exhibit B.

         .........(l)      Minute Books.  The original minute book and all of
the original contents thereof of the Company and each Subsidiary.

         .........(m)      401(k) Termination.   A duly adopted resolution of
the Company's board of directors terminating the Horizon High Reach 401(k) Plan (the "Company's 401(k) Plan") and the High Trak Equipment Company, Inc. Profit Sharing Plan and Trust prior to the Closing Date in accordance with the terms of the plan documents for such plans.

2.2.     Buyer's Deliveries.  Buyer hereby delivers the following items to the
Shareholder:

         .........(a)      Closing Payment.  The Closing Payment.

                  (b)      Notes.     The Notes.

                  (c) Opinion of Buyer's Counsel. An opinion of Haynes and Boone, LLP, counsel to Buyer, dated as of the date hereof, regarding the matters set forth in Exhibit C hereto.

2.3. Related Agreements. The parties, as appropriate, hereby deliver the following executed documents (collectively with the Notes and the Closing Payment Certificate, the " Related Agreements"):

                  (a)      Leases.  A lease for each of the following
                                    facilities:

                           (1)      Brea, CA;
                           (2)      Napa, CA;
                           (3)      Arlington, TX; and
                           (4)      Houston, TX (Tacoma Drive).

                  (b) Settlement Agreement. A Release and Settlement Agreement relating to the claims by and among Buyer, U.S. Rentals, Inc., Sellers and UpRight, Inc., as reflected in the cross-complaint filed by U.S. Rentals, Inc., against UpRight, Inc., in the Superior Court of California for the County of Alameda, Case Number 789267-9 (consolidated with 781233-0).

ARTICLE 3         Representations and Warranties of Sellers


         The Sellers jointly and severally make to Buyer the representations and warranties set forth in this Article. Except as specifically provided in any particular representation and warranty, the following representations and warranties are made and effective as of August 10, 2000.

3.1.     Sellers; Entry Into Agreements.

                  (a) Organization and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the State of
Delaware and is in good standing under such laws.   A.I.M. Rentals, Inc. was
organized under the laws of the State of Texas. Contractor's Equipment Company of Colorado, Inc. was organized under the laws of the State of Colorado. High Trak Equipment Co., Inc. was organized under the laws of the State of California. A.I.M. Rentals, Inc., Contractor's Equipment Company of Colorado, Inc. and High Trak Equipment Co., Inc. are sometimes collectively referred to as the "Subsidiaries." As of the date of this Agreement, the Company and the Subsidiaries have all requisite corporate power and authority to own, lease and operate all properties and assets that they own or lease and to conduct the Business as previously and currently conducted. The Company and each Subsidiary is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not constitute a material adverse effect on the condition (financial or other), results of operations, cash flows or prospects, of the Company. Disclosure Schedule 3.1(a) lists all jurisdictions in which the Company and the Subsidiaries are qualified to do business as a foreign corporation.

                  (b) Validity and Authorization; Corporate Power and Authority. As of the date of this Agreement, the Company has full corporate power and authority to execute, deliver and perform this Agreement, the Related Agreements and the other instruments called for hereby to which it is a party. As of the date of this Agreement, this Agreement and each Related Agreement to which the Company is a party has been duly authorized, executed and delivered by the Company and each such agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         As of the date of this Agreement, the Shareholder has full power and authority to execute, deliver and perform this Agreement, the Related Agreements and the other instruments called for hereby to which the Shareholder is a party. As of the date of this Agreement, this Agreement and each Related Agreement to which the Shareholder is a party have been duly executed and delivered by the Shareholder and each such agreement constitutes the legal, valid and binding obligation of each Shareholder who is a party to such agreement, enforceable against each such Shareholder in accordance with its terms.

                  (c) Subsidiaries. As of the date of this Agreement, neither the Company (other than with respect to the Subsidiaries) nor any Subsidiary owns, controls, or has voting rights with respect to, directly or indirectly, any interest in any other corporation, partnership, association or other business entity and neither the Company nor any Subsidiary is a party to any agreement relating to the acquisition or disposition of such an interest.

                  (d) No Conflict. As of the date of this Agreement, neither the execution, delivery or performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) result in any violation of the terms of, (ii) contravene or conflict with, (iii) accelerate the performance of the obligations required under, (iv) constitute a default under, (v) give any right of termination or cancellation under or (vi) give any right to make any change in any of the liabilities or obligations under, the certificate of incorporation or bylaws of the Company or any Subsidiary, any Order (defined below), or any material agreement, contract, note, bond, debenture, indenture, mortgage, deed of trust, lease, license, judgment, decree, order, law, rule or regulation or other restriction applicable to any Seller or Subsidiary or to which any Seller or Subsidiary is a party or by which any Seller or Subsidiary or its property or assets are bound or affected. As of the date of this Agreement, neither the execution, delivery and performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby will result in the creation of any Lien (defined below) upon any of the properties or assets of the Company or any Subsidiary or the Stock.

                  (e)      Seller Consents Required.   Disclosure Schedule
3.1(e) lists all consents, approvals or authorizations of third parties required in connection with each party's (other than Buyer's) valid execution, delivery or performance of this Agreement and the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby on the part of any of them (collectively, the " Seller Consents"), including but not limited to the consents required under the Contracts (defined below) and consents required in connection with Licenses (defined in Section 3.6(g) below).

3.2.     Financial Information.

                  (a) Financial Statements; Books and Records. Included in Disclosure Schedule 3.2(a) are true and correct copies of (i) the audited consolidated balance sheets for the Company and the Subsidiaries as of June 25, 2000, and the related statements of income, changes in Shareholder's equity and cash flows for the one year fiscal periods then ended (together with related notes to financial statements) and (ii) the unaudited consolidated balance sheets for the Company and the Subsidiaries as of August 27, 2000, and the related statements of income, changes in Shareholder's equity and cash flows for the two-month period then ended (collectively, the "Company Financial Statements").

         The Company Financial Statements have been prepared on an accrual basis and fairly present the financial position of the Company and the Subsidiaries as of the dates thereof and the results of the Company's and the Subsidiaries' operations and cash flows for the periods then ended, in accordance with GAAP (defined below) as consistently applied by the Company and the Subsidiaries, except for the variances from GAAP set forth in the notes to the Company Financial Statements. The Company and the Subsidiaries maintain a standard system of accounting, including without limitation internal controls, established and administered in accordance with GAAP as consistently applied by the Company and the Subsidiaries, except for the variances from GAAP set forth in the notes to the Company Financial Statements.

         "GAAP" shall mean those generally accepted accounting principles and practices which are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof.

         The Company's and each Subsidiary's books and records (including without limitation, all financial records, business records, minute books, stock transfer records, client lists, referral source lists and records pertaining to services or products delivered to clients) (i are complete and correct in all material respects and all transactions to which the Company or any Subsidiary is or has been a party are accurately reflected therein on an accrual basis, (ii) reflect all discounts, returns and allowances granted by the Company or any Subsidiary with respect to the periods covered thereby,
(iii) have been maintained in accordance with customary and sound business practices in the Company's and the Subsidiaries' industry, and (iv) form the basis for the Company Financial Statements. The Company's and the Subsidiaries' management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

                  (b) Conduct of Business. Except as set forth on Disclosure Schedule 3.2(b), during the period from June 25, 2000, through the date of this Agreement, neither the Company nor any Subsidiary has (i) changed its authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock; issued any security convertible into such capital stock; granted any registration rights; purchased, redeemed, retired or otherwise acquired any shares of any such capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock; (ii) amended its organizational documents; (iii)sold or transferred any material assets at less than fair market value; (iv) incurred or become subject to any debt, liability or lease obligation outside of the ordinary course of business; (v) suffered any damage, destruction or loss of any material assets;
(vi) waived or relinquished any material rights or canceled or compromised any material debt or claim owing to it, in either case, without adequate consideration or not in the ordinary course of business; (vii) made any change in its accounting methods or practices or increased any reserves for Taxes (defined below); (viii) made any change in its billing and collection practices and procedures; (ix) paid any bonuses or made any increase in the compensation, commissions or benefits payable or to become payable to any of its officers, directors, employees or agents over the amounts paid or payable as of such date, or entered into or terminated any employment, deferred compensation, severance or bonus agreement with any of such parties, or made any loan, or commitment to loan, monies to any such parties; (x) declared or made any dividend, payment or distribution to the Shareholder other than ordinary employment compensation; (xi) entered into any transaction with any Affiliate (defined below) of the Company (including without limitation by paying, distributing or transferring any funds or assets to the Shareholder, whether in its capacity as Shareholder or in any other capacity) required to be disclosed on Disclosure Schedule 3.6(f); or (xii) agreed to do any of the foregoing. Disclosure Schedule 3.2(b) lists each item of rental equipment purchased, leased or otherwise acquired by the Company or any Subsidiary since August 9, 2000, to the extent that the purchase price, aggregate lease payments or fair market value of such item exceeds $50,000.

                  (c) No Material Adverse Change. During the period from the date of the most recent Company Financial Statements delivered prior to the date hereof through the date of this Agreement, the Business has been conducted only in the ordinary course consistent with past practice and there has been no material adverse change in the condition (financial or other), results of operations, cash flows or prospects, of the Company and the Subsidiaries, taken as a whole, or any developments that may have a material adverse effect on the condition (financial or other), results of operations, cash flows or prospects of the Company and the Subsidiaries, taken as a whole.

3.3.     Stock.

                  (a) Capitalization. As of the date of this Agreement, the authorized capital stock and outstanding capital stock of the Company and each Subsidiary is set forth on Disclosure Schedule 3.3(a). As of the date of this Agreement, all of the issued and outstanding shares of the Stock and capital stock of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any preemptive rights.
As of the date of this Agreement, no preemptive, conversion or other rights, or other options, warrants or agreements, are outstanding that were granted or issued by, or are binding upon, the Company or any Subsidiary for the issuance, purchase, redemption or acquisition of its capital stock.

                  (b) Ownership and Transfer by Shareholder and the Company. As of the date of this Agreement and immediately prior to the consummation of the transactions contemplated by this Agreement, the Shareholder has record and beneficial ownership of the Stock, and the Company has record and beneficial ownership of the capital stock of the Subsidiaries, free and clear of any Liens. Consummation of the transactions contemplated hereby will transfer to Buyer good, valid and marketable title to the Stock and the capital stock of the Subsidiaries, free and clear of any Liens. As of the date of this Agreement, no legend or other reference to any Lien or purported Lien appears on any certificate representing any shares of the Stock or the capital stock of the Subsidiaries. As of the date of this Agreement, none of the Company, the Shareholder or the Subsidiaries is a party to any contract, agreement or understanding (other than this Agreement) relating to the issuance, sale, redemption, repurchase or other transfer of any shares of the Stock or any other equity security of the Company or any Subsidiary.

3.4.              Assets.

                  (a)      Personal Property.

                           (i)      Title.  The Company and the Subsidiaries are
the sole owners of the assets reflected in the Company Financial Statements and have good and marketable title to all assets that are personal (the "Personal Property") (other than the leased Personal Property described below), in each case free and clear of all Liens, except for (A) liens for non-delinquent taxes and assessments and (B) liens of lessors arising under statute ("Permitted Liens"). For purposes hereof, "Liens" shall mean security interests, liens (choate or inchoate), encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, whether arising by contract or under law, other than inchoate statutory liens for amounts not yet payable. With respect to any Personal Property that is leased, the Company and each Subsidiary is in compliance with each such lease and is the sole holder of a valid and subsisting leasehold interest, free and clear of any Liens, other than Permitted Liens. Disclosure Schedule 3.4(a)(i) lists each lease agreement, service agreement or other agreement related to the leased Personal Property (the "Equipment Leases").

                  Disclosure Schedule 3.4(a)(i)-2 lists all items of furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, tools, supplies, rental and other equipment and other tangible personal property owned or leased by the Company or the Subsidiaries and used in connection with the Business with an original cost of $5,000.00 or more (collectively, the "Equipment"). Disclosure Schedule 3.4(a)(i)-2 includes a brief description (including without limitation, if applicable, the make and model number), original cost and net book value of each item of Equipment owned by the Company or the Subsidiaries and listed on Disclosure Schedule 3.4(a)(i)-2 pursuant to the immediately-preceding sentence and identifies whether such item of Equipment is owned or leased by the Company or a Subsidiary. Each item of Equipment owned or leased by the Company or a Subsidiary is merchantable, fit for the purpose for which it was procured, is usable in the ordinary course of the Business, is in good working order and condition (normal wear and tear excepted) or, for equipment held for rental, is Rental Ready, and is in conformity with all applicable laws, rules and regulations.

                  Disclosure Schedule 3.4(a)(i)-3 lists all items of furniture, fixtures, furnishing, machinery, automobiles, trucks, spare parts, tools, supplies, rental or other equipment rented by the Company or a Subsidiary to customers, or otherwise used by the Company or a Subsidiary in the operation of the Business, that are not owned or leased by the Company or a Subsidiary (collectively, the "Re-Rent Equipment").

                  Disclosure Schedule 3.4(a)(i)-4 lists all items of Equipment or Re-Rent Equipment that the Company or a Subsidiary has delivered or made available to any person or entity other than an employee of the Company or a Subsidiary (other than the Company or a Subsidiary) for rent or lease to a third party.

                           (ii)     Inventory.  The inventory of parts and
supplies held on the date hereof and reflected on the Company Financial Statements (the "Inventory"), consists of items of a quantity, type and quality usable, saleable or leasable, as appropriate, in the ordinary course of the Business and are valued at cost, determined using the weighted average accounting method, except for obsolete and slow-moving items and items which are below standard quality, all of which have been written down to estimated net realizable value on an item-by-item basis. With the exception of items of below standard quality, each item of Inventory is covered by an effective warranty from a third-party manufacturer or is free from defects in materials or workmanship. The Inventory is not excessive in kind or amount, or slow moving, in light of the Business done or expected to be done. Except as set forth on Disclosure Schedule 3.4(a)(ii), all Inventory is located at the Leased Premises (defined below), with customers under rental arrangements, or on service vehicles of the Company or the Subsidiaries.

                           (iii)    Facilities and Equipment.  Except as set
forth on Disclosure Schedule 3.4(a)(iii), all buildings, facilities, offices, improvements on real estate, fixtures, machinery, equipment, computer hardware and software, vehicles or other properties, owned or leased by the Company or the Subsidiaries for the conduct of the Business have been maintained in accordance with maintenance practices that are standard for the Company's and the Subsidiaries' industry, are prudent, and are in compliance with all applicable laws and regulations.

                           (iv)     Notes and Accounts ReceivableError! Bookmark
not defined.. All notes payable to, and accounts receivable of, the Company and the Subsidiaries (the "Accounts Receivable") were created in the ordinary course of business and have been collected or, to Sellers' knowledge are collectible, in the amounts thereof reflected in the books and records of the Company and the Subsidiaries, net of reserves or contractual allowances reflected in the Company Financial Statements. For purposes of this Agreement and the Related Agreements, Accounts Receivable shall be deemed to be uncollectible if payment is not collected by Buyer through Buyer's utilization of ordinary collection efforts on or before the 120th day after the applicable payment date. The reserves for doubtful accounts reflected in the Company Financial Statements are based on the Company's and Subsidiaries' historical collection results and reflect all doubtful amounts reasonably anticipated by Sellers. Payments to the Company or the Subsidiaries in respect of Accounts Receivable are deposited, upon receipt, directly into the Accounts (defined below) and such amounts can only be withdrawn therefrom by the Company, the Subsidiaries, or their duly authorized agents. To Sellers' knowledge, none of the Accounts Receivable is or was subject to any counterclaim or set off. All of such Accounts Receivable arose out of bona fide, arms-length transactions. The Company or applicable Subsidiary has taken all actions (including without limitation by filing lien notices, job or worksite notices or other notices) that a reasonably prudent operator of a business similar to the Business would take, to secure the Company's and the Subsidiaries' rights to collect the Accounts Receivable. Neither the Company nor any Subsidiary has any outstanding sales on consignment, sales on approval, or guaranteed sales. Disclosure Schedule 3.4(a)(iv) includes an aging report for all Accounts Receivable (excluding accrued but unbilled revenues) as of a date not earlier than three days prior to the Closing Date.

                           (v)      Bank Accounts.  Disclosure Schedule
3.4(a)(v) sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Subsidiary maintains accounts of any nature (collectively, the "Accounts"), the numbers of such accounts and the names of all persons authorized to draw thereon or to make withdrawals therefrom.

                  (b)      Real Property.

                           (i)      Fee Simple. As of the date of this
Agreement, neither the Company nor any Subsidiary owns any real property.

                           (ii)     Leases; Easements and Other Interests.
Disclosure Schedule 3.4(b)(ii) sets forth (A) a description of the land, premises, buildings, structures and improvements covered by each lease of real property used in the Business and (B) a list of all other material contracts and instruments, whether or not in writing, relating to or affecting real property or any interest therein to which the Company or a Subsidiary is a party or by which the assets of the Company, a Subsidiary or the Business is bound or affected (including without limitation any such contract or instrument that is an option or other contractual right to purchase, acquire, sell, assign or dispose of any interest in any real property). The interests described in items (A) and (B) above are collectively referred to herein as the "Leased Premises" and the leases, easements, concessions, contracts and instruments described in items (A) and (B) above are referred to herein as the "Real Estate Contracts."

         The Company or the Subsidiaries are the sole holders of valid and subsisting leasehold interests in the Leased Premises leased thereby free and clear of any Liens, other than Permitted Liens. All lease or rental payments and other amounts due and payable in connection with the Real Estate Contracts are current and, to Sellers' knowledge, neither the Company nor any Subsidiary is in default with respect thereto and no event has occurred that with the passing of time or the giving of notice or both would constitute a default thereunder. All options in favor of the Company or a Subsidiary to purchase any of the Leased Premises, if any, are in full force and effect. The Company or the Subsidiaries have the right to quiet enjoyment of the Leased Premises for the full term of the related Real Estate Contract and any renewal option related thereto, and no leasehold or other interest of the Company or the Subsidiaries in such real property is subject or subordinate to any Lien, other than Permitted Liens.

                           (iii)    Ingress and Egress; Eminent DomainError!
Bookmark not defined.. The Company or the Subsidiaries have all easements and rights of ingress and egress necessary for utilities and services and for all operations of the Business in the manner and to the extent previously conducted. To Sellers' knowledge, neither the whole nor any portion of any Leased Premises has been condemned, taken by right of eminent domain, requisitioned or otherwise taken by any public authority, and no such condemnation, taking by right of eminent domain, requisition or taking is overtly threatened or contemplated, and neither of the Sellers nor any Subsidiary has received, or knows of, any written notice regarding any such action.

                           (iv)     Improvements.  Except as set forth on
Disclosure Schedule 3.4(b)(iv), none of the improvements included in the Leased Premises, and no previous or current use or uses of the Leased Premises by the Company or a Subsidiary, are (A) in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easement or (B) encroaches on the property rights of any other person or entity. Except as set forth on Disclosure Schedule 3.4(b)(iv), each facility located on the Leased Premises currently is served by gas, electricity, water, sewage and waste disposal and rail and other utilities adequate to operate such facility, and, to Sellers' knowledge, none of the utility companies serving any such facility has threatened the Company or a Subsidiary with any reduction in service. Neither the Company nor any Subsidiary shares facilities with any other entity, including without limitation the Shareholder or any Affiliate of the Shareholder.

                           (v)      Leased Premises Taxes.  To Sellers'
knowledge, no challenges or appeals are pending regarding the amount of the Taxes on, or the assessed valuation of, the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this paragraph (v) shall not be deemed to be breached by any prospective general increase in real estate tax rates). To the extent the Company or a Subsidiary is liable for payment therefor, no tax assessment (other than normal, annual general real estate tax assessments) is pending or overtly threatened with respect to any portion of the Leased Premises.

                  (c) Intellectual Property. Disclosure Schedule 3.4(c) lists all patents, trade names, fictitious business names, trademarks, service marks, and copyrights owned by the Company or a Subsidiary or which the Company or a Subsidiary is licensed to use (other than licenses to use software for personal computer operating systems that were provided when the computers were purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights or designations used by the Company or a Subsidiary (the "Intellectual Property") infringe on any patents, trademarks, copyrights or other intellectual property rights of any person or entity. No claims of third parties are pending (or to the Shareholder's knowledge threatened) to the use of the Intellectual Property and neither Seller has any reason to believe that any basis exists for any such claim or claims.

                  (d)      Contracts.

                           (i)      Disclosure Schedule 3.4(d)(i) lists all
agreements, contracts, notes, bonds, debentures, indentures, mortgages, deeds of trust, leases, licenses, obligations, promises, settlements and other such agreements and understandings (whether written or oral and whether express or implied) that are material to the Business (together with the Equipment Leases and the Real Estate Contracts the "Contracts"), including without limitation all the foregoing (A) hat provide, or could provide, for future payments, claims or obligations to or from the Company or a Subsidiary of $100,000 or more per year or $100,000 or more over the term thereof or (B) that are (1) collective bargaining agreements or other agreements with any labor union, (2) joint venture agreements, partnership agreements or other similar agreements involving a sharing of profits, losses, costs or liabilities, (3) agreements containing covenants that in any way purport to restrict the business activity of the Company or a Subsidiary or limit the freedom of the Company or a Subsidiary to engage in any line of business or to compete with any other person, (4) standard forms of agreements providing for payments to or for any person based on sales, originations, closings, purchases or profits (other than direct payments for goods), (5) material powers of attorney, (6) agreements providing for the payment of special or consequential damages by the Company or a Subsidiary, (7) agreements relating to capital expenditures in excess of $100,000 by the Company or a Subsidiary, (8) warranties, guarantees or other similar undertakings by the Company or a Subsidiary that provide, or could provide, for future payments, claims or obligations to or for the Company or a Subsidiary of $50,000 or more over the term thereof, (9) agreements involving indemnification that provide, or could provide, for future payments, claims or obligations to or for the Company or a Subsidiary of $50,000 or more over the term thereof, (10) employment, secrecy or confidentiality agreements, (11) requirements or output contracts that provide, or could provide, for future payments, claims or obligations to or for the Company or a Subsidiary of $50,000 or more over the term thereof, (12) business alliance or joint marketing agreements, (13) agreements by which the Company or a Subsidiary licenses Intellectual Property to third parties and agreements by which third parties license to, or otherwise permit the use of its intellectual property by, the Company or a Subsidiary, (14) dealership, distributorship, dealer, franchisor or franchisee, licensee, authorized service person or other similar agreements pursuant to which the Company or a Subsidiary is entitled (whether or not on an exclusive basis) to sell, represent, service or otherwise transact business in connection with one or more brands or product lines of a third party or (15) amendments, modifications or supplements to any of the foregoing. As used herein, the term "Contracts" also shall be deemed to refer to all agreements between the Company or a Subsidiary, on the one hand, and the Shareholder, any Affiliate of the Shareholder, or any director or executive officer of the Company or a Subsidiary, on the other hand.

                           (ii)     All of the Contracts are legal, valid and
binding on the parties thereto, are in full force and effect and represent
legitimate transactions.   Neither the Company nor any Subsidiary is, and to
Sellers' knowledge, no other party to any of the Contracts is, in violation of or default under any of the Contracts. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a violation or default by the Company or a Subsidiary or, to Sellers' knowledge, any other party thereto, under any Contract. No disputes or disagreements are outstanding, and to the Sellers' knowledge, none are threatened, with respect to any of the Contracts. Neither the Company nor any Subsidiary has released any rights under any Contract. Neither the Company nor any Subsidiary is subject to any legal obligations to renegotiate, nor to Sellers' knowledge is there any right to renegotiate, any Contract. Neither the Company nor any Subsidiary is subject to any liability, or claim therefor, for or with respect to price adjustment under any Contract with the United States Government or any agency thereof, including any liability for defective pricing.

                           (iii)    The Contracts constitute all of the
contracts, leases and agreements necessary for the conduct of the Business in substantially the manner and to the extent currently conducted. Except as listed on Disclosure Schedule 3.4(d)(iii), all rights of the Company or a Subsidiary under the Contracts will be enforceable by it after the date hereof without the consent or agreement of any other party.

                           (iv)     The Sellers have delivered or made available
to Buyer true and complete copies of each Contract, including all amendments thereto. No unwritten amendments or waivers exist to or under any Contract.

                           (v)      Disclosure Schedule 3.4(d)(vi) lists every
contract, agreement, arrangement or understanding to which the Company or a Subsidiary is a party and pursuant to which any customer of the Company or a Subsidiary is entitled to purchase from the equipment leased by such customer having an original book value of $5,000 or more. Except as listed on Disclosure Schedule 3.4(d)(vi), no agreement, arrangement or understanding permits or entitles any party thereto to purchase equipment from the Company or a Subsidiary at less than the fair market value of such equipment on the date of such purchase.

                  (e) Necessary Assets. The Company or a Subsidiary owns, leases or otherwise rightfully possesses all assets, rights, and properties necessary to conduct the Business in substantially the manner and to the extent currently conducted, including without limitation all items of property located on the Leased Premises, that are used as though owned, that the Company or a Subsidiary purports to own, or that are reflected in the Company Financial Statements.

3.5.     Liabilities.

                  (a) No Liabilities. Neither the Company nor any Subsidiary has any debt, guaranty, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether known or unknown, and no basis exists for the assertion against it of any such debt, guaranty, liability or obligation except (i) to the extent set forth or reserved against in full in the Company Financial Statements and (ii) current liabilities incurred in the ordinary course of business since June 25, 2000.

                  (b) Tax Matters. The representations and warranties in this Section 3.5(b) are made as of the date of this Agreement.

                           (i)      The Company and the Subsidiaries have filed
or will timely file all Tax Returns (defined below) that any of them were required to file, (or for Federal Income tax purposes, the Shareholder has included the Company within its consolidated Federal Income tax return). All such Tax Returns were correct and complete in all respects and true and correct copies thereof have been provided to Buyer. All Taxes due and owing by the Company and the Subsidiaries (whether or not shown on any Tax Return, whether known or unknown, asserted or unasserted) have been paid. Neither the Company nor any Subsidiary is a party to any tax sharing or other agreement that will require any payment by it with respect to Taxes. Neither the Company nor any Subsidiary has any liability for the Taxes of any person other than the Company and the Subsidiaries under Treas. Reg. Sec. 1.1502-6 or any similar provision of state, local, or foreign law. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes.

                           (ii)     Neither the Shareholder nor Company or any
Subsidiary expects any taxing authority or other governmental unit to assess any additional Taxes against the Company or any Subsidiary. No taxing authority or other governmental unit has claimed, raised, discussed, proposed or threatened in writing any assessment, deficiency, adjustment, dispute or claim concerning any Tax Return or any Tax liability of the Company or any Subsidiary (or a Tax Return of the Shareholder to the extent it relates to the Company or any Subsidiary). No unpaid assessment, deficiency or adjustment exists concerning any Tax Return or Tax liability of the Company or any Subsidiary (or a Tax Return of the Shareholder to the extent it relates to the Company or any Subsidiary). None of the Tax Returns of the Company or any Subsidiary has been selected for or is now under audit or examination by any taxing authority or other governmental unit, and no suits, actions, proceedings or investigations are pending or overtly threatened against the Company or any Subsidiary (or the Shareholder to the extent such Taxes relate to the Company or any Subsidiary) with respect to any Taxes.

                           (iii)    The Company and the Subsidiaries have
withheld and timely deposited or paid all Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                           (iv)     Neither the Company nor any Subsidiary has
filed a consent under Sec. 341(f) of the Code (defined below) concerning collapsible corporations. Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would be characterized as "excess parachute payments" under Code Sec. 280G of the Code. None of the assets of the Company or a Subsidiary (A) is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Code Sec. 168(f)(8) of the Code, (B) directly or indirectly secures any debt the interest on which is tax exempt under Code Sec. 103(a) of the Code, or (C) is "tax-exempt use property" within the meaning of Code Sec. 168(h) of the Code.

                           (v)      The Company and the Subsidiaries have
disclosed on their federal income Tax Returns (or the Shareholder has disclosed on all consolidated income Tax Returns that include the Company) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. The Shareholder is not a person other than a United States person within the meaning of the Code and the transaction contemplated herein is not subject to the withholding provisions of or subchapter A of Chapter 3 of the Code.

                           (vi)     Any unpaid Taxes of the Company or a
Subsidiary, including all Taxes not yet due for any and all periods through the date hereof, whether known or unknown, asserted or unasserted (A) do not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax basis in assets and liabilities) included in the Company Financial Statements and (B) do not exceed those reserves as adjusted for the passage of time through the date hereof.

         As used herein, the term Taxes" means all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Tax Returns" means all returns, information returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; the term "Code" means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto).

                  (c)      Litigation.

                           (i)      Other than as set forth on Disclosure
Schedule 3.5(c), no action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative (including Equal Employment Opportunity Commission and similar state or federal agencies), investigative or informal) is pending (A) that has been commenced by or against the Company or a Subsidiary or that otherwise relates to or may affect the Company or a Subsidiary, the Stock, this Agreement, any Related Agreement or the transactions contemplated herein or therein or (B) that has been commenced by or against the Shareholder and that relates to the Company or a Subsidiary or that otherwise relates to or may affect the Company or a Subsidiary, the Stock, this Agreement, any Related Agreement or the transactions contemplated herein or therein (collectively, the "Proceedings"). To the Sellers' knowledge, no Proceeding has been overtly threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding.

                           (ii)     No award, decision, injunction, judgment,
order, ruling, subpoena, writ or verdict of any court, arbitrator or government agency or instrumentality exists (A) to which the Company or a Subsidiary, the Stock, this Agreement, any Related Agreement or the transactions contemplated herein or therein is subject or by which any of the foregoing may be affected or (B) to which the Shareholder is subject and that relates to or may affect the Company or a Subsidiary, the Stock, this Agreement, any Related Agreement or the transactions contemplated herein and therein (collectively, the "Orders").

                           (iii)    Disclosure Schedule 3.5(c) describes each
Proceeding pending or overtly threatened at the date hereof.

                           (iv)     The Shareholder has no claim, or right to
initiate any Proceeding, against the Company or a Subsidiary.

                  (d) Employee Liabilities. Disclosure Schedule 3.5(d) lists (i) the hire date of, and the base salary the Company or a Subsidiary owes to, each employee or independent contractor of the Company or a Subsidiary as of the date hereof, (ii) all accrued but unused vacation and sick time for each such employee or independent contractor, (iii) all written employee policies and (iv) all accrued and unpaid commissions or bonus payments due to employees of the Company or a Subsidiary.

                  (e) Product Quality, Warranty Claims, Product LiabilityError! Bookmark not defined.. All products and services sold, rented, leased, provided or delivered by the Company or a Subsidiary to its customers on or prior to the date hereof conformed to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and neither the Company nor any Subsidiary has any liability (and no basis exists for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or a Subsidiary giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product or service sold, leased, rented, provided or delivered by the Company or a Subsidiary to its customers on or prior to the date hereof is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. Except as set forth on Disclosure Schedule 3.5(e), neither the Company nor any Subsidiary has any liability (and no basis exists for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company which might give rise to any liability) arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any equipment, product or service sold, rented, leased, provided or delivered by the Company or a Subsidiary on or prior to the date hereof. All product liability claims that have been asserted against the Company or a Subsidiary since January 1, 1995, whether covered by insurance or not and whether litigation has resulted or not, are listed on Disclosure
Schedule 3.5(e).

3.6.     Business.

                  (a) Customers and Suppliers. To the Sellers' knowledge, no Significant Customer (as defined below) or Significant Supplier (as defined below) of any branch office or the corporate office of the Company or any Subsidiary has indicated an intention to terminate its business relationship with the Company or a Subsidiary or to limit its business relationship with such branch office or corporate office of the Company or a Subsidiary in any material respect. As used herein, (i) Significant Customer" means any of the 10 largest customers of such branch office or corporate office of the Company or any Subsidiary measured in terms of dollar sales volume for the two-year period ended June 30, 2000, and (ii) "Significant Supplier" means any of the 10 largest suppliers (measured by dollar value of goods purchased) of such corporate office of the Company or any Subsidiary for the two-year period ended June 30, 2000. Disclosure Schedule 3.6(a) lists the name of each Significant Customer and each Significant Supplier of each branch office and the corporate office of the Company and each Subsidiary.

                  (b) Insurance. The Company and the Subsidiaries maintain insurance with the companies listed on Disclosure Schedule 3.6(b) upon the Company's and Subsidiaries' businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by corporations similarly situated and engaged in the same or similar businesses in adequate amounts under valid and enforceable policies (the "Policies"). The premiums due and owing with respect to the Policies have been paid, premiums not yet due have been adequately accrued for, and no Seller has received any notice of cancellation or of intention not to renew any such Policy.
Disclosure Schedule 3.6(b) contains a list of the Policies, copies of which have been provided to Buyer, and lists their term and premium, as well as a description of each claim currently pending under any Policy or any Prior
Policy (defined below). Disclosure Schedule 3.6(b) sets forth a description of each other insurance policy or insurance contract relating to the Company or a Subsidiary and the Business pursuant to which the Company or a Subsidiary is or may hereafter be entitled to assert claims for insurance coverage (the "Prior Policies"). The Company or a Subsidiary has timely pursued all rights to recover (if any) under the Policies and the Prior Policies. The Company is self-insured in the area of medical and dental insurance.

                  (c) Employees. No officer, employee or independent contractor engaged by the Company or a Subsidiary is, or is expected to be, in violation of any term of any contract, proprietary information agreement, noncompetition agreement, or any other agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such person to be engaged by it or to the use of trade secrets or proprietary information of others (an "Outside Confidentiality Agreement"), and the engagement of such persons by the Company or a Subsidiary before or after the date hereof does not subject the Company or a Subsidiary or Buyer to any liability with respect thereto. No Proceedings are pending, nor to the Sellers' knowledge threatened, and no basis exists therefor with respect to any Outside Confidentiality Agreement. Disclosure Schedule 3.6(c) lists every Outside Confidentiality Agreement known to any Seller.

         Neither the Company nor any Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them prior to the date hereof or amounts required to be reimbursed to such employees. Disclosure Schedule
3.6(c) lists every retired employee entitled to receive compensation from the Company or a Subsidiary or to participate in any benefit plan, and a description of same if such benefits are provided other than pursuant to an arrangement disclosed pursuant to Section 3.6(e). The books and records of the Company and the Subsidiaries accurately reflect all changes in compensation since June 30, 1997.

         Except as may be provided in the employment agreements listed on Disclosure Schedule 3.6(c), the employment of each of the Company's or a Subsidiary's employees is terminable at will without cost to the Company or a Subsidiary for severance obligations, except for payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company or a Subsidiary prior to the hiring of a person not previously employed by the Company or a Subsidiary. To Sellers' knowledge, no officer, director or key employee intends to terminate employment with the Company or a Subsidiary.

                  (d) Worker's CompensationError! Bookmark not defined.. The Company and the Subsidiaries subscribe to, or is otherwise insured under, the worker's compensation or similar statute in California, Colorado, Georgia, Illinois, New York, Maryland, New Jersey, North Carolina, Oklahoma, South Carolina, Texas and Virginia. Disclosure Schedule 3.6(d) describes all claims filed by employees of the Company or a Subsidiary in respect of employment-related injury or illness since January 1, 1996. Neither the Company nor any Subsidiary has received any report or notice from the Occupational Safety and Health Administration.

                  (e)      Benefit Plans and Union Contracts.

                           (i)      Disclosure Schedule 3.6(e) includes a
complete list as of the date hereof, and includes complete copies (or, in the case of oral arrangements, descriptions) of, all employee benefit plans and agreements (written or oral) currently maintained or contributed to by the Company or a Subsidiary, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the date hereof. Except for the employee benefit plans described on Disclosure Schedule 3.6(e), neither the Company nor any Subsidiary has any other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party. Except as disclosed on Disclosure Schedule 3.6(e), all employee benefit plans listed on such Disclosure Schedule are fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Disclosure Schedule 3.6(e). Except as disclosed on such Disclosure Schedule, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Disclosure Schedule 3.6(e). All employee benefit plans listed on such Disclosure Schedule have been operated in accordance with the terms and provisions of the plan documents and all related documents and policies. Neither the Company nor any Subsidiary has incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor or any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, nor have the Company, any Subsidiary, party-in-interest or disqualified person, engaged in any transaction or other activity which would give rise to such liability. No employee pension benefit plan is under funded on a termination basis as of the date hereof. No material "reportable event" (within the meaning of section 4043 of the Employee Retirement Income Security Act of 1974, as amended, "ERISA") has occurred with respect to any employee benefit plan described on Disclosure Schedule 3.6(e) since the effective date of such section 4043. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any employee benefit plans described on Disclosure Schedule 3.6(e).

                           (ii)     Except as specifically set forth in
Disclosure Schedule 3.6(e), with respect to each employee benefit plan or other plan or agreement listed on such Disclosure Schedule that is a multiemployer plan (within the meaning of Section 3(37) of ERISA), (A) the Company or a Subsidiary has, as of the date hereof, made all contributions as required by the terms thereof or by any applicable collective bargaining agreement, and (B) neither the Company nor any Subsidiary would be subject to any withdrawal liability under Title IV of ERISA if, as of the date hereof, the Company or a Subsidiary were to engage in a complete withdrawal (as defined in ERISA Section
4203) or a partial withdrawal (as defined in ERISA Section 4205) from any such multiemployer plan, and neither the Company nor any Subsidiary currently has nor previously has had any withdrawal liability to or in connection with any multiemployer plan. Except as described on Disclosure Schedule 3.6(e), there have been no changes which have or will affect the Company's or a Subsidiary's obligation to any multiemployer plan, and no such changes have been agreed to or are expected. Compliance with the requirements of ERISA, as in effect on the date hereof, or with any collective bargaining agreement to which the Company or a Subsidiary is a party, will not result in a change in the obligations of the Company or a Subsidiary with respect to any multiemployer plan.

                           (iii)    Disclosure Schedule 3.6(e) includes a
complete list, as of the date hereof, and includes complete copies of all union contracts and agreements between the Company or a Subsidiary and any collective bargaining group. The Company and each Subsidiary is in compliance in all respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. No charge is pending or, to any Seller's knowledge, threatened, against the Company or a Subsidiary before any court or agency and alleging unlawful discrimination in employment practices and no charge of or proceeding with regard to any unfair labor practice is pending against it before the National Labor Relations Board. No labor strike, dispute, slow down or stoppage exists as of the Closing Date, nor is any threatened against the Company or a Subsidiary; no union organizational activity exists respecting employees of the Company or a Subsidiary not currently subject to a collective bargaining agreement; the union contracts or other agreements delivered as part of Disclosure Schedule 3.6(e) constitute all agreements with the unions or other collective bargaining groups, and no other arrangements or established practices exist relating to the employees covered by any collective bargaining agreement; and Disclosure Schedule 3.6(e) contains as of the date hereof a list of all arbitration or grievance proceedings that have occurred since January 1, 1996. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of the Company or a Subsidiary. Neither the Company nor any Subsidiary has experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years.

                           (iv)     No payment made to any employee, officer,
director or independent contractor of the Company or a Subsidiary (the "Recipient") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by the Company or the Subsidiary because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will the Company or a Subsidiary be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

                  (f) Affiliated Transactions. Disclosure Schedule 3.6(f) sets forth a summary of (i) all transactions or series of transactions to which the Company or a Subsidiary is party and (ii) all assets or properties of the Company or a Subsidiary, and in which, in either case, the Shareholder or any Associate or Affiliate (as such terms are defined in Rule 405 promulgated pursuant to the Securities Act of 1933, as amended) of the Company has a financial interest, but excluding the Related Agreements, financing transactions between such parties that will terminate on the date hereof, and completed purchases of equipment from UpRight, Inc., to the extent that such purchase were made in the ordinary course of business and consistent with past practices. Except as set forth on Disclosure Schedule 3.6(f) or in the exclusionary provision set forth in the immediately-preceding sentence, no Affiliate or Associate of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any person or entity that is a supplier, customer, competitor, landlord, tenant, creditor or debtor of the Company or a Subsidiary.

                  (g)      Legal Requirements.

                           (i)      Compliance with Laws.  Neither the Sellers
nor any Subsidiary has violated any term of any judgment, writ, decree, order, law, statute, rule or regulation to which any of them are subject or a party, or by which the Business or any of their assets are bound or affected (collectively, "Legal Requirements"). No event has occurred that may constitute or result in a violation of a Legal Requirement. No Seller or Subsidiary has received notice of any actual, alleged or potential violation of a Legal Requirement.

                           (ii)     Licenses.  The Company and the Subsidiaries
have all governmental licenses, permits, approvals, authorizations, exemptions, classifications, registrations and certificates, and all consents or agreements with governmental authorities (collectively "Licenses") necessary to conduct the Business in substantially the manner and to the extent that the Business has been conducted. All of the Licenses are listed on Disclosure Schedule 3.6(g)(ii). Disclosure Schedule 3.6(g)(ii) also lists every License that is in effect or has been applied for or is pending and identifies those Licenses and applications for Licenses (collectively, "Transferrable Licenses") that will be unimpaired as a result of Buyer's purchase of the Stock and describes any action to be taken such that the Transferrable Licenses will be enforceable by the Company or a Subsidiary after the Closing. Sellers have delivered to Buyer true and complete copies of all of the Licenses.

                           All Licenses are in full force and effect.  To the
Sellers' knowledge, no event has occurred that may constitute or result in a violation of a License, or result in the revocation, suspension, modification or nonrenewal of any License. No Seller has received any notice of any actual, alleged or potential violation, revocation, suspension, modification or nonrenewal of any License.

                           (iii)    Certain Acts.  Neither any Seller nor, to
the Sellers' knowledge, any of their former or current officers, directors, employees, agents or representatives has made or agreed to make, directly or indirectly, with respect to the Business or the assets of the Company or a Subsidiary, any (A) bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or a Subsidiary, or funds to governmental officials (or any such official's family members or affiliates) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business or
(B) payments from corporate funds to governmental officials for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions. Without limiting the generality of the foregoing, neither any Seller nor, to the Sellers' knowledge, any of the foregoing persons or entities, has made or agreed to make, directly or indirectly, (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

                  (h)      Environmental Matters.

                           (i)      Compliance.  The Company and the
Subsidiaries are in compliance with all applicable Environmental Laws (defined below) and none of them has received any communication (written or oral), from any person that alleges that the Company or a Subsidiary is not in compliance with applicable Environmental Laws. As used herein, "Environmental Laws" mean all federal, state, or local statutes, regulations, ordinances or orders relating to the regulation or protection of public health, safety or the Environment (defined below), including, without limitation, statutes and regulations relating to Environmental Releases (defined below), to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials, and to the protection of environmentally sensitive areas. As used in this Agreement, "Environment" means ambient air, soil, surface water, sediment, ground water, wetlands, land or subsurface strata, and natural resources.

                           (ii)     Environmental Permits.  The Company and the
Subsidiaries have obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary to conduct the Business, and all such Environmental Permits are in good standing and the Company and the Subsidiaries are in compliance with all terms and conditions of the Environmental Permits. Except as set forth on Disclosure Schedule 3.6(h)(ii), all improvements to be constructed or equipment to be installed to fully comply with the requirements of each Environmental Permit have been fully constructed and installed and are fully operational. No notice to, approval of or authorization or consent from any governmental or regulatory authority is necessary for the transfer of or modification to any Environmental Permit and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not violate, alter, impair or invalidate, in any respect, any Environmental Permit.

                           (iii)    Environmental Claims.  No Environmental
Claim (defined below) pending or overtly threatened (A) against the Company or a Subsidiary, (B) against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by the Company or a Subsidiary.

                           As used herein, "Environmental Claim" means any and
all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of compliance or violation (written or oral) by any person or entity (including any governmental authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Environmental Release (defined below) or threatened Environmental Release into the environment, of any Hazardous Material (defined below) at any location presently or formerly owned, operated, utilized, leased or managed by the Seller with respect to the Business; or (B) circumstances reasonably forming the basis of any violation of, alleged violation of or other liability arising under, any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials.

                           (iv)     Environmental Releases.  There have been no
releases, spills, emissions, leaks, injections, deposits, disposals, discharges, dispersals or migrations into the Environment ("Environmental Releases") of any Hazardous Materials that would be likely to form the basis of any Environmental Claim against the Company or a Subsidiary, or against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

                           As used in this Agreement, "Hazardous Materials"
means any "hazardous substance," "pollutant or contaminant," and "petroleum" and "natural gas liquids" as those terms are defined or used in Section 101 of the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), and any other substances regulated because of their effect or potential effect on public health and/or the Environment including, without limitation, polychlorinated biphenyls ("PCBs"), lead paint, asbestos, and radioactive materials.

                           (v)      Underground Storage Tanks.  Except as set
forth on Disclosure Schedule 3.6(h)(v), no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or any other Environmental Laws are currently or have been located on the Leased Premises. Except as set forth on Disclosure Schedule 3.6(h)(v), neither the Company nor any Subsidiary has ever owned or leased any real property not included in the Leased Premises having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR
280.  As to each such underground storage tank identified on Disclosure
Schedule 3.6(h)(v) (each a "UST"), set forth on Disclosure Schedule 3.6(h)(v) are:

                                    (A)     the location of the UST,
information and material, including any available drawings and photographs, showing the location, and whether the Company or a Subsidiary currently owns or leases the property on which the UST is located (and if the Company or a Subsidiary does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

                                    (B)     the date of installation and
specific use or uses of the UST;

                                    (C)     copies of tank and piping tightness
tests and cathodic protection tests or similar studies or reports for each UST;

                                    (D)     a copy of each notice to or from a
governmental body or agency relating to each UST;

                                    (E)     the records with regard to the UST,
including without limitation repair records, financial assurance compliance records and records of ownership; and

                                    (F)     to the extent not otherwise set
forth pursuant to the above, a summary description of instances, past or present, in which, to the Sellers' knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, Environmental Releases from the UST and soil contamination. Except to the extent set forth on Disclosure Schedule
3.6(h)(v), the Company and the Subsidiaries have complied with all Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST.

                           (vi)     Environmental Assessments.  Except as set
forth on Disclosure Schedule 3.6(h)(vi), there are no environmental reports, audits, investigations or assessments of the Company or a Subsidiary or any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by the Company.

                           (vii)    Environmental Disclosure.  Disclosure
Schedule 3.6(h)(vii) sets forth all relevant facts with respect to potential or actual environmental liabilities of the Company and the Subsidiaries that might have a material adverse effect upon the financial condition, properties or assets of the Company or a Subsidiary or which may adversely affect the operation of the Business and all relevant facts with respect to any written notices of any kind from any governmental body or third party alleging or finding a violation of any Environmental Laws. Disclosure Schedule 3.6(h)(vii) also lists all sites, other than the Real Property and the Leased Premises, in which the Company or a Subsidiary has or ever has had any ownership or leasehold interest, or with respect to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any other person for whose conduct the Company or a Subsidiary is held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

3.7.     Acquisition of Notes.  The representations and warranties in this
Section 3.7 are made as of the date of this Agreement.

                  (a) Purchase Entirely for Own Account. The Shareholder is acquiring the Notes for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933. The Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the Notes otherwise than pursuant to an effective registration statement under the Securities Act of 1933 or in a transaction exempt from the registration requirements under the Securities Act of 1933 and applicable state securities laws.

                  (b) Buyer's Reliance. The Shareholder acknowledges that the issuance of the Notes will not be registered under the Securities Act of 1933 or any state securities laws on the basis that the Notes as provided for herein are exempt from registration under the Securities Act of 1933 and such state laws. The Shareholder acknowledges that the availability of such exemptions is predicated in part on the Shareholder's representations set forth in this Section and that Buyer is relying on such representations.

                  (c) Receipt of Information. The Shareholder has received all the information it considers necessary or appropriate for deciding whether to consummate the transactions described herein and to accept the Notes. The Shareholder has had an opportunity to ask questions and to receive answers from Buyer regarding the terms and conditions of the issuance of the Notes and the business properties, prospects and financial condition of Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) reasonably necessary to verify the accuracy of any information furnished to any the Shareholder or to which the Shareholder had access.

                  (d) Investment Experience. The Shareholder, alone or with its representative, acknowledges that it is able to fend for itself and bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment.

                  (e) Accredited Investor. The Shareholder is an Accredited Investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

                  (f) Restricted Security. The Shareholder acknowledges that the Notes may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933 or an applicable exemption therefrom and that in the absence of an effective registration statement covering the Notes or an available exemption from registration under the Securities Act of 1933, the Notes must be held indefinitely.

3.8.     Other.

                  (a) Documents Delivered. The minute books and stock transfer records of the Company and the Subsidiaries (the "Corporate Records") that have been made available to Buyer and its agents are complete and correct. The Corporate Records contain accurate and complete records of all meetings held of, and corporate action taken by the respective boards of directors and shareholders of the Company and the Subsidiaries, and any committee or representative thereof. All of the Corporate Records are in the possession of the Company or a Subsidiary.

                  (b)      No Brokers Fees; No Commissions.   The Shareholder
has engaged Comann & Montague to serve as financial advisor to the Shareholder. The Shareholder shall be solely responsible for the fees and expenses of Comann & Montague and shall not utilize assets of the Company to pay such fees and expenses. As of the date of this Agreement and except for the involvement of Comann & Montague on behalf of the Shareholder, negotiations relative hereto and the transactions contemplated hereby have been carried on by Sellers directly with Buyer without any act by Sellers that would give rise to any claim against the Company, a Subsidiary, Buyer or their respective Affiliates for a brokerage commission, finder's fee or other similar payment.

ARTICLE 4

Representations and Warranties of Buyer


Buyer represents and warrants to Sellers as follows:

4.1.     Entry Into Agreements.

                  (a) Organization and Good Standing. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.

                  (b) Corporate Power and Authority; Validity and Authorization. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements and this Agreement and each Related Agreement to which Buyer is a party has been duly authorized, executed and delivered by Buyer, enforceable against Buyer in accordance with its terms.

                  (c) No Conflict. Neither the execution, delivery or performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) result in any violation of the terms of, (ii) contravene or conflict with, (iii) accelerate the performance of the obligations required under, (iv) constitute a default under, (v) give any right of termination or cancellation under or (vi) give any right to make any change in any of the liabilities or obligations under, the certificate of incorporation or bylaws of Buyer, any Order, or any material agreement, contract, note, bond, debenture, indenture, mortgage, deed of trust, lease, license, judgment, decree, order, law, rule or regulation or other restriction applicable to Buyer or to which Buyer is a party or by which Buyer or its property or assets are bound or affected.

4.2. No Brokers Fees; No Commissions. Except as directed by Sellers and noted in Section 3.8(b), all negotiations relative hereto and the transactions contemplated hereby have been carried on by Buyer directly with the Sellers without any act by Buyer that would give rise to any claim against the Sellers or their Affiliates for a brokerage commission, finder's fee or other similar payment.

4.3. Acquisition of Stock. Buyer is acquiring the Stock for investment for its own account, not as a nominee or agent, and not with a view to the resale or present distribution of any part thereof in violation of the Securities Act of 1933. Buyer has no present intention of selling, granting any participation in or otherwise distributing the Stock and Buyer has no contract, undertaking, agreement or arrangement with any person to sell, transfer, grant participations to such person or to any third person, with respect to any of the Stock.

ARTICLE 5

Post-Closing Agreements


         The parties (as applicable) covenant and agree that after the consummation of the transactions described in this Agreement, the parties (as applicable) shall do the following:

5.1.     Further Actions.

                  (a) Each party hereto shall do such further acts and execute and deliver such further instruments of transfer and conveyance, documents and certificates as may be reasonably requested by any party hereto to more effectively convey and transfer to Buyer the Stock, to aid and assist in reducing to possession or exercising rights with respect to the Stock, or to consummate any of the transactions contemplated hereby or in the Related Agreements.

                  (b) After the Closing Date, the Shareholder shall use commercially reasonable efforts to obtain (i) agreements, duly executed by any and all mortgagees of the Leased Premises, stating that, notwithstanding any default by the landlord of any of such leased Premises under any mortgage on such Leased Premises, the mortgagee will not disturb Buyer's tenancy as long as Buyer is not in default under the lease pertaining to such Leased Premises, consenting to the grant of leasehold mortgages on such Leased Premises, or collateral assigns of the leases of the Leased Premises, to Buyer's lenders, and stating such other matters as Buyer's lenders shall reasonably request; and
(ii) estoppel certificates with respect to each of the Contracts requested by Buyer, executed by the parties to such contracts (other than Company), confirming that no defaults, outstanding claims, or demands exist against the Company.

5.2. Cooperation. The Shareholder shall use commercially reasonable efforts to aid Buyer in establishing itself as the new owner of the Company and the Subsidiaries and, in connection therewith, shall use commercially reasonable efforts to maintain the Company's and the Subsidiaries' goodwill and reputation with all suppliers, customers, distributors, creditors and others having business relations with the Company or a Subsidiary and in the business community generally.

5.3.     Tax Administration.

                  (a) The Shareholder shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns required to be filed by or on behalf of the Company and the Subsidiaries and their respective operations and assets on or before the Closing Date (taking into account applicable extensions of time) and shall cause to be paid any Taxes shown to be due thereon. Such Tax Returns shall be prepared in a manner consistent with prior practice and in accordance with applicable law. The Shareholder shall also prepare or cause to be prepared for the Company and the Subsidiaries, in a manner consistent with prior practice and in accordance with applicable law, all Tax Returns required to be filed by or with respect to the Company or any Subsidiary which relate to taxable periods ending on or prior to the Closing Date (" Pre-Closing Date Tax Returns") and shall remit or cause to be remitted to Buyer any and all Taxes due on the Company's or any Subsidiary's behalf and to the applicable taxing authority on behalf of the Shareholder, to the extent such Taxes have not been reserved for in the Company Financial Statements or in the schedules to the Closing Payment Certificate, with respect to such Pre-Closing Date Tax Returns. The Shareholder shall deliver or cause to be delivered all such Pre-Closing Date Tax Returns to Buyer not less than 20 days prior to the due date therefor and in any event not later than January 31, 2001. Buyer shall review and comment upon such Tax Returns, and upon Buyer's approval thereof (which shall not be unreasonably withheld), Buyer shall cause the Company to file such Pre-Closing Date Tax Returns. Expenses relating to the preparation of the Tax Returns described in the preceding sentences shall be borne by the Shareholder except to the extent of taxes (including federal, state or local taxes arising at the corporate level) and reasonable costs and expenses solely relating to the Election, which shall be paid by Buyer as provided in Section 5.7. Except as otherwise provided herein, Buyer shall be responsible for preparing and filing or causing to be prepared and filed all Tax Returns required to be filed by or on behalf of the Company and the Subsidiaries, and their respective operations and/or assets after the Closing Date (taking into account applicable extensions of time) and shall, subject to this Section 5.3(a) and Section 5.3(b) hereof, pay or cause to be paid any Taxes shown to be due thereon. The Shareholder shall include the income of the Company on its consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income, to the extent such Taxes have not been reserved for in the Company Financial Statements or in the schedule to the Closing Payment Certificate. The Company will furnish Tax information to the Shareholder for inclusion in the consolidated federal income Tax Return for the period ending on the Closing
Date in accordance with generally accepted accounting principals, consistently applied. The Shareholder shall prepare such Tax Return in a manner consistent with generally accepted accounting principals, consistently applied and in accordance with applicable law. The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  (b) With respect to any Tax Return required to be filed by Buyer for a taxable period of the Company or any Subsidiary beginning before and ending after the Closing Date, Buyer shall provide the Shareholder with a statement setting forth Buyer's reasonable determination of the amount of Tax shown on such Tax Return for which the Shareholder is responsible or that are allocable to the Shareholder pursuant to this Section 5.3 (the " Statement") at least 30 days prior to the due date for filing of such Tax Return (including extensions). Not later than five business days before the due date (including extensions) for payment of Taxes with respect to such a Tax Return, the Shareholder shall pay to Buyer an amount equal to the Taxes shown on the Statement as being the responsibility of the Shareholder or allocable to the Shareholder pursuant to this Section 5.3 or in the schedules to the Closing Payment Certificate, in each case less amounts reserved therefor on the Company Financial Statements as of the Closing Date. No payment pursuant to this
Section 5.3(b) shall excuse the Shareholder from its indemnification obligations pursuant to Section 6.2 hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of the Shareholder, exceed the amount of the Shareholder's payment under this Section 5.3(b). The Shareholder may object to Buyer's determination of the amount of Tax for which the Shareholder is responsible pursuant to this Section 5.3 by delivering a written notice to that effect to Buyer at any time before the Shareholder's payment for such Tax is due to Buyer. The notice shall describe in reasonable detail the basis for such Shareholder's objection. Such notice shall not affect the Shareholder's obligation to pay the Tax as determined by Buyer. Buyer and the Shareholder then shall seek to resolve the dispute, either by agreement or pursuant to arbitration by an independent accountant mutually selected by such parties. If the parties or such arbitrator determines that the Shareholder paid to Buyer more than the actual amount of Tax, then Buyer promptly shall refund to the Shareholder the excess, together with interest thereon at nine percent per annum for the period beginning on the date of the Shareholder's payment to Buyer and ending on the date Buyer refunds such amount to the Shareholder. The costs of the arbitrator shall be charged to the party whose initial position (as reflected in Buyer's determination of the Tax or in the Shareholder's objection notice) was determined to be least accurate (even if Buyer is obligated to refund an amount to the Shareholder).

                  (c) The Shareholder may not file any amended Tax Returns or refund claims in respect of any taxable period of the Company or any Subsidiary ending on or prior to the Closing Date without the prior written consent of Buyer, which shall not be unreasonably withheld. Buyer shall not, and shall cause the Company and each Subsidiary to not (and shall not permit or cause the Company or any Subsidiary to) amend any Tax Return of the Company or any Subsidiary in respect of any taxable period of the Company or any Subsidiary ending on or prior to the Closing Date without the prior written consent of the Shareholder, which shall not be unreasonably withheld. Each party (the "Tax Indemnifying Party" or "Tax Indemnitor") shall indemnify the other party (the "Tax Indemnified Party" or "Tax Indemnitee") for any liability the Tax Indemnified Party incurs as a result of any such amendment filed by the Tax Indemnifying Party; provided, however, that the Tax Indemnifying Party shall not be required to indemnify the Tax Indemnified Party for any liability the Tax Indemnified Party incurs as a result of any amendment filed with the Tax Indemnified Party's consent or any amendment filed in connection with any requirement arising out of any audit of the tax return to which the amendment relates or any prior Tax Return.

                  (d) The parties shall cooperate fully with and make available to one another in a timely fashion such Tax data and other information as may be reasonably required for the preparation by Buyer or the Shareholder, as applicable, of any Tax Returns required to be prepared and filed hereunder. The Shareholder and Buyer shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Company and the Subsidiaries for all taxable periods of the Company, as the case may be, ending on, prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents is required prior to the expiration of the applicable statute of limitations, such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

                  (e) For purposes of the foregoing, if a taxable period begins before and ends after the Closing Date (the "Interim Period"), Taxes for the portion of such taxable period ending on the Closing Date will be determined by an interim closing the books of the Company and the Subsidiaries and determining the amount of relevant Taxes that would have been due had such taxable period ended on the Closing Date, without regard to any events occurring after the Closing Date. Any Taxes for such taxable period in excess of the foregoing amount will be deemed to be attributable to the portion of such taxable period occurring after the Closing Date. To the extent any Taxes are not susceptible to such allocation, such Taxes shall be allocated by apportionment on the basis of elapsed days.

                  (f) After the Closing Date, Buyer shall promptly notify the Shareholder in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Company which, if determined adversely to the Company or any Subsidiary would be grounds for indemnification under Section 6.2; provided, that a failure to give such notice will not affect a Buyer Indemnitee's right to indemnification under Section 6.2 except to the extent, if any, that, but for such failure, the Shareholder could have avoided or mitigated the Tax liability in question.

                  (g) Except as provided in Section 5.3(h) below, in the case of an audit or administrative or judicial proceeding that relates to any Taxable period of the Company or any Subsidiary ending on or prior to the Closing Date, the Shareholder shall have the right at its own expense to control the conduct of such audit or proceeding; provided that within 30 days after the Shareholder has received the written notice from Buyer that is required under Section 5.3(f) above, and prior to taking any action with respect to such audit or administrative or judicial proceeding, the Shareholder acknowledges in writing its liability under Section 5.3(g) of this Agreement to the Buyer Indemnitees; provided, further, that the Shareholder may not agree to a settlement or compromise to any such audit or proceeding that may reasonably be expected to have an adverse effect on the tax liability of the Company or any Subsidiary for a taxable period after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld; provided, further, that if Buyer does not consent to such settlement or compromise, the Shareholder's liability to indemnify Buyer Indemnitees as a result of such audit or proceeding shall be limited to the amount that the Shareholder would have paid had Buyer consented to such settlement or compromise. Buyer also may participate in any such audit or proceeding at its own expense and, if the Shareholder does not assume the defense of any such audit or proceeding, Buyer may defend the same at its own expense in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding, without any effect to any Buyer Indemnitee's right to indemnification under Section 6.2.

                  (h) Notwithstanding the above, any contest and/or settlement of any issue raised in an official inquiry, examination or proceeding that relates to the validity or effect of the Election will be conducted by Buyer and the Company.

                  (i) In the case of an audit or administrative or judicial proceeding that relates to the Interim Period, Buyer shall, at its own expense, control the conduct of such audit or proceeding; provided that Buyer may not agree to a settlement or compromise in any such audit or proceeding without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld. The Shareholder also may participate in any such audit or proceeding at its own expense.

5.4. Restrictive Covenants. The Shareholder and its Affiliates acknowledge that (i) Buyer, as the purchaser of the Stock, is and will be engaged in the Business; (ii) the Shareholder and its Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted throughout the United States of America; (iv) the Shareholder and its Affiliates have had access to trade secrets of, and confidential information concerning, the Business;
(v) the agreements and covenants contained in this Section are essential to protect the Business and the goodwill being acquired by Buyer; and (vi) the Shareholder and its Affiliates have the means to support themselves other than by engaging in a business substantially similar to the Business and the provisions of this Section will not impair such ability.

                  (a) Noncompete. For a period commencing on the date hereof and terminating on the five-year anniversary of the date hereof (the "Restricted Period"), neither the Shareholder nor any of its controlled Affiliates shall, anywhere in the Target Area (defined below), directly or indirectly, acting individually or as the owner, shareholder, partner, or employee of any entity, (i) engage in the operation of any equipment rental or leasing business that is competitive with Buyer, the Company or a Subsidiary, or their respective Affiliates; (ii) render any services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of commissions or otherwise from, any business engaged in such activities; or (iii) receive or purchase a financial interest in, make a loan to, lease property to, or make a gift in support of, any such business in any capacity, without limitation, as a sole proprietor, partner, shareholder, principal, agent, trustee or lender; provided, however, that the Shareholder may (A) sell equipment manufactured by the Shareholder or its Affiliates; (B) grant dealerships (provided, that during the twelve-month period beginning on the date hereof, the Shareholder shall not, and shall cause its controlled Affiliates to not, grant or permit to be established any new dealership located within a 50 mile radius of the 17 Company and Subsidiary locations in existence as of the date hereof; (C) establish Shareholder-owned sales offices for the sale of equipment manufactured by the Shareholder or its Affiliates to a customer who is the end-user of such equipment; (D) provide financing for the purchase of equipment manufactured by the Shareholder or its Affiliates pursuant to bona fide sales arrangements; (E) own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that neither the Shareholder nor any of its Affiliates is a controlling person of, or a member of a group which controls) such business and further provided that the Shareholder and its Affiliates do not, in the aggregate, directly or indirectly, own five percent (5%) or more of any class of securities of such business; and (F) own, directly or indirectly, solely as an investment, securities of any business other than those described in item (E) above, provided that neither the Shareholder nor any of its Affiliates is a controlling person of, or a member of a group which controls, such business and further provided that the Shareholder and its Affiliates do not, in the aggregate, directly or indirectly, own 20% or more of any class of securities of business or group of related businesses, provided further, that the aggregate amount of investments made by the Shareholder and its Affiliates pursuant to this item (F) shall not exceed $2.5 million in any entity or group of related entities or $10.0 million in the aggregate, determined based on the value of the investment at the time it is made. The Shareholder and Buyer acknowledge and agree that one hundred thousand dollars ($100,000.00) of the Closing Payment shall be allocated to the covenant not to compete set forth in this Section. The Shareholder and Buyer shall use this allocation for all Tax reporting purposes, including without limitation preparation of IRS Form 8594 for their respective federal income Tax Returns, and not to assert any other allocation in connection with any Tax Return, audit or similar proceeding. For purposes of this Agreement, "Target Area" shall mean the United States of America.

                  (b) Confidential Information. During the Restricted Period and thereafter, the Shareholder and its controlled Affiliates shall keep secret and retain in strictest confidence, all data and information relating to the Business ("Confidential Information"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholder or any Affiliate thereof in violation of this Agreement, (ii) is general knowledge in the equipment rental business and not specifically related to the Business or (iii) the disclosure of which is required by law.

                  (c) Non-Solicitation. Without the consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, the Shareholder and its Affiliates shall not solicit (other than through a general solicitation that is not specifically targeted at the employees of Buyer, the Company or any Subscriber) any employees of the Company or a Subsidiary to leave the employ of the Company or the Subsidiary and join the Shareholder or any Affiliate in any business endeavor owned or pursued by the Shareholder. Without limiting the foregoing, prior to the eighteen-month anniversary of the date hereof, the Shareholder and its Affiliates shall not hire any persons who seek employment from the Shareholder or its Affiliates within 180 days after such person's termination of employment with Buyer, the Company or their respective Affiliates.

                  (d) Rights and Remedies Upon Breach. If the Shareholder or any of its Affiliates breach, or threaten to commit a breach of, any of the provisions of this Section (the "Restrictive Covenants"), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

                           (i)      Specific Performance.  The right and remedy
to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Accordingly, in addition to any other rights or remedies, Buyer shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholder and/or its Affiliates from any violation thereof.

                           (ii)     Accounting.  The right and remedy to require
the Shareholder or Affiliate thereof to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholder or Affiliate thereof as the result of any transactions constituting a breach of the Restrictive Covenants.

                           (iii)    Severability of Covenants.  The Shareholder
acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any portion of the Restrictive Covenants is invalid, the remaining portions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

                           (iv)     Enforceability in Jurisdiction.  Buyer and
the Shareholder intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer and the Shareholder (and their Affiliates) that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

5.5.     401(k) Termination.   The Shareholder shall take all actions necessary
to complete termination of the Company's 401(k) plan. As soon as possible following the Closing Date, the Shareholder shall notify the trustee(s), participants, plan administrator, payroll administrator, custodian and all other affected parties, as necessary, that the Company's 401(k) Plan has been terminated and that all contributions shall cease on and after the Closing Date. The Shareholder Representatives shall (or shall cause appropriate third parties to) distribute all of such Plan's assets to the participants as soon as administratively feasible after the Closing Date in accordance with applicable laws. To the extent permitted by law and the terms of the United Rentals, Inc. 401(k) Investment Plan, Buyer shall permit (but not require) such participants to elect to roll over such assets directly to the United Rentals, Inc. 401(k) Investment Plan. The Shareholder Representatives shall also take all actions necessary to allow participants in such Plan who have outstanding Plan loans as of the Closing Date and who become employees of Buyer to continue repaying their Plan loans pending the distribution of their account balances, and to allow such participants who become eligible to participate in the United Rentals, Inc. 401(k) Investment Plan to elect to roll over the outstanding Plan loans directly to the United Rentals, Inc. 401(k) Investment Plan. The Shareholder shall be solely responsible for all costs and expenses incurred to terminate the Company's 401(k) Plan.

5.6. UCC Termination Statements . As soon as practicable, the Shareholder shall deliver to Buyer, at the Shareholder's sole cost and expense, UCC-3 termination statements that have been executed by the appropriate creditors with respect to the obligations identified on Disclosure Schedule 5.6.

5.7.     338(h)(10) Election.

                  (a) Not later than November 15, 2000, the Shareholder shall deliver to Buyer, in writing, the following information about the Company and each Subsidiary (on a company-by-company basis): (i) the adjusted Tax basis of each asset, (ii) the adjusted tax basis of the Shareholder in the Stock and the adjusted Tax basis of the Company in the capital stock of each Subsidiary,
(iii) net operating losses and net operating loss carryforwards, capital losses and capital loss carryforwards, and Tax credits and Tax credit carryforwards, and other similar Tax attributes, if applicable, (iv) deferred gains and/or losses from deferred inter-company transactions, and (v) such other Tax information reasonably requested by Buyer upon not less than 10 day's prior written notice. The foregoing information shall be determined as of the date hereof. In addition to the foregoing, the Shareholder shall reasonably cooperate with Buyer to coordinate making available to Buyer computer records and electronic data regarding the Company's and the Subsidiaries' fixed assets and fixed asset management systems.

                  (b) (i) At the election of Buyer, Buyer and the Shareholder each shall file an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign law with respect to the purchase of the Shares (the "Election"). No later than the 120th day after the Closing Date, but in any event not prior to the 45th day after the Shareholder delivers to Buyer the information reasonably required by Buyer to permit Buyer to determine whether to make the Election, Buyer shall notify the Shareholder whether Buyer will make the Election and shall provide the Shareholder with Buyer's calculation of the Election Tax Costs. If the Election is made, the Election Tax Cost (as determined hereunder) shall be paid as additional Purchase Price by Buyer to the Shareholder (pro rata) and Buyer and the Shareholder shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, the computation of the Election Tax Cost, the Aggregate Deemed Sales Price (defined below) and the Deemed Sales Price Allocation (defined below). The Shareholder and Buyer shall take no action which is inconsistent with the Election or its validity under the Code and the applicable Treasury Regulations.

                           (ii)     Within five business days after written
notice is received from Buyer to the effect that the Election will be made and requesting such forms, the Shareholder shall execute and deliver to Buyer five copies of Internal Revenue Service Form 8023 provided by Buyer and any similar forms under applicable state, local and foreign law (the "Election Forms").

                           (iii)    If Buyer chooses to make the Election, Buyer
shall deliver to the Shareholder a written notice of its intention to file the Election, together with Buyer's calculation of (A) the Aggregate Deemed Sales Price, (B) the allocation thereof among the assets of the Company in accordance with the principles of Treasury Regulations Section 1.338-4T (the "Deemed Sales Price Allocation") and (C) the Election Tax Cost. The term "Aggregate Deemed Sales Price" shall mean an amount resulting from the Election, determined pursuant to applicable Treasury Regulations. The term "Election Tax Cost" shall mean any additional Tax liability that will accrue to the Shareholder as a result of the Election.

                           (iv)     Buyer shall be responsible for the
preparation and filing of all forms and documents required in connection with the Election. Buyer shall provide the Shareholder with copies of (A) any reasonably necessary corrections, amendments, or supplements to Form 8023,
(B) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (C) any comparable forms and attachments with respect to any applicable state, foreign, or local elections included as part of the Election. The Shareholder shall execute and deliver to Buyer within five days of receipt by the Shareholder such documents or forms as are required properly to complete the Election. The Shareholder's obligations under the immediately-preceding sentence shall not be limited or delayed by any then-existing disagreement between the parties regarding the Election Tax Cost or any other matter.

                           (v)      The Shareholder and Buyer shall cooperate
fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Shareholder or Buyer in order for the parties to (A) timely file the Election and any other required statements or schedules (or any amendments or supplements thereto), (B) compute the Modified Aggregate Deemed Sale Price and the Deemed Sale Price Allocation and (C) compute the Election Tax Cost.

                           (vi)     If Buyer makes the Election pursuant to
Section 5.7(b), Buyer shall pay to the Shareholder in cash the amount of the Election Tax Cost (as then determined by Buyer) not later than the fifth business day after making the Election. If, within thirty (30) days after receipt by the Shareholder of Buyer's computation of the Election Tax Cost the Shareholder shall have delivered to Buyer a written notice (an "ETC Disagreement Notice") setting forth specific objections to Buyer's amount or calculations of the Election Tax Cost, then during a period of 30 days following delivery by the Shareholder of such ETC Disagreement Notice, Buyer and the Shareholder shall attempt to resolve, in writing, any differences they have with respect to any matter specified in the ETC Disagreement Notice and to agree on the amounts of the calculations made in determining the Election Tax Cost. If at the end of such 30 day period, Buyer and the Shareholder have failed to reach written agreement then either Buyer or the Shareholder may submit such disagreement to the Independent Accountant. The Independent Accountant shall on or prior to the date that is 30 days after any information reasonably requested by the Independent Accountant to be provided shall have been received by the Independent Accountant, deliver to Buyer and the Shareholder, a written statement stating that the calculations made in determining the Election Tax Cost are correct or setting forth its resolution of any specific items of disagreement and a calculation of any unpaid Election Tax Cost based upon such resolution, which statement shall be final and binding on the parties to this Agreement with respect to the amount of the Election Tax Cost. Buyer shall pay any such unpaid Election Tax Cost to the Shareholder in cash not later than the fifth business day after the later to occur of (x) the date on which Buyer makes the Election and (y) the date on which Buyer receives the Independent Accountant's statement. All fees and expenses payable to the Independent Accountant incurred in connection with such disagreement and all other expenses incurred in connection therewith shall be borne 50% by Buyer and 50% by the Shareholder.

5.8. Subsidiaries. The Shareholder shall use commercially reasonable efforts, as soon as practicable after the date of this Agreement, to obtain and deliver to Buyer certificates of existence and good standing for each Subsidiary from the state under whose laws such Subsidiary was organized. Without limiting the foregoing, the Shareholder shall promptly pay all franchise taxes for the Subsidiaries for all periods ending prior to the date hereof and shall file all necessary franchise tax records, public information reports or similar reports for the Subsidiaries for such periods.

ARTICLE 6

Indemnification


6.1.     Survival; Etc.

                  (a) No Effect on Liability. None of (i) the consummation of the transactions contemplated by this Agreement or the Related Agreements,
(ii) the delay or omission of any party to exercise any of its rights under this Agreement or any Related Agreement or (iii) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall
(A) affect the liability of the parties to one another for any Breach (defined below) of this Agreement or any Related Agreement or (B) prevent any party from relying on the representations or warranties contained in this Agreement or any Related Agreement.

                  (b) Breach. As used herein, a party's "Breach" shall mean any representation or warranty being untrue as of the time it was made by such party or any breach of any of such party's covenants or agreements.

                  (c) Survival. The representations and warranties of Buyer and the Shareholders made in this Agreement shall continue and survive the consummation of the transactions described herein and therein until September 30, 2003, other than (i) the representations and warranties set forth in Section 3.6(h), which shall continue and survive until September 30, 2005, and (ii) the representations and warranties set forth in Sections 3.1(b), 3.1(c), 3.1(d), 3.3, 3.5(b), 3.5(d), 3.5(e), 3.6(e), and 3.6(g), each of which shall continue and survive until the expiration of the statute of limitations applicable to the subject matter of such representation and warranty. No party shall have any liability under this Article 6 unless written notice of a claim hereunder is given prior to the expiration of the applicable survival period. The parties' liability under this Article 6 shall terminate, except as to claims previously asserted, upon expiration of the applicable survival period.

6.2. Indemnification of Buyer. Subject to the other provisions of this Article, the Shareholder shall defend, indemnify and hold Buyer, together with its respective directors, officers, employees, shareholders, subsidiaries, agents, advisors, attorneys, accountants, consultants and Affiliates (including without limitation the Company and the Subsidiaries) (collectively, the "Buyer Indemnitees"), harmless from and against, and promptly reimburse the Buyer Indemnitees for, any loss, expense, damage, deficiency, liability, claim or obligation, including without limitation investigative costs, costs of defense, settlement costs (subject to approval as provided below) and attorneys' and accountants' fees (collectively, "Losses") that any Buyer Indemnitee incurs or to which any Buyer Indemnitee becomes subject (directly or indirectly, including without limitation by virtue of the occurrence of any Losses at the Company and including without limitation future costs and expenses reasonably expected to be incurred in connection with any Loss), which Losses arise out of or in connection with (i) any Breach by any Seller of any provision of this Agreement, (ii) any claim asserted by any third party that, assuming the truth thereof, would constitute a Breach by any Seller of any provision of this Agreement, (iii) any obligation in connection with any transaction listed on, or improperly omitted from, Disclosure Schedule 3.6(f), (iv) the Proceedings, whether or not listed on Disclosure Schedule 3.5(c), (v) any Tax in excess of the applicable funded reserve for accrued but unpaid Taxes owed by the Company or a Subsidiary for any period (or portion of a period) prior to the date hereof, (vi) any promissory note, installment sales contract or similar arrangement of any customer of the Company or a Subsidiary entered into or agreed to prior to the date hereof and pursuant to which the Company or a Subsidiary is or may be contingently liable as a guarantor or other obligor either with limited or full recourse, or (vii) any claim, suit or other legal action arising against the Company, Buyer or their Affiliates after the Closing Date based on events occurring or circumstances existing prior to August 10, 2000, that would have been required to be listed on Disclosure Schedule 3.5(c) if such claim, suit or other legal action had been asserted prior to the Closing Date or (viii) any Adjustment in excess of $500,000.

6.3. Indemnification of Shareholder. Subject to the other provisions of this Article 6, Buyer shall defend, indemnify and hold the Shareholder, together with its directors, officers, employees, shareholders, subsidiaries (other than the Company and the Subsidiaries), agents, advisors, attorneys, accountants, consultants and Affiliates (collectively, the "Shareholder Indemnitees"), harmless from and against, and promptly reimburse the Shareholder Indemnitees for, Losses that any Shareholder Indemnitee incurs or to which any Shareholder Indemnitee becomes subject (directly or indirectly and including without limitation future costs and expenses reasonably expected to be incurred in connection with any Loss), which Losses arise out of or in connection with (i) any Breach by Buyer of any provision of this Agreement, or
(ii) any claim asserted by any third party that, assuming the truth thereof, would constitute a Breach by Buyer of any provision of this Agreement.

6.4. Indemnification. The indemnifying party (the "Indemnitor" or "Indemnified Party") shall promptly pay or reimburse to the indemnified party (the "Indemnitee" or "Indemnifying Party") the amount of all Losses, minus the amount of any insurance proceeds actually received by the Indemnified Party as a result of the Losses, after the amount of any such Loss (less insurance proceeds actually received) and the Indemnitor's liability therefor is established by (a) agreement in writing between Indemnitor and the Indemnitee or (b) by a final judgment of a court of competent jurisdiction (any Loss (less insurance proceeds actually received) so determined is referred to herein as an " Established Loss"). If the Indemnitor does not pay to the Indemnitee the amount of the Established Loss on or before the 30th day after the determination described in item (a) or (b) above, then on the 31st day after such determination, the amount of the Established Loss payable by the Indemnitor shall bear interest at a rate of interest per annum that shall, from day to day, equal the lesser of (i) the variable rate of interest published in the Money Rates section of The Wall Street Journal (or the comparable section of such newspaper) as the prime rate of interest on corporate loans at large United States money center commercial banks and (ii) the maximum rate allowed under applicable law. If any Established Loss is outstanding and unpaid on the date on which the Indemnitee is obligated to pay any amount to the Indemnitor (either pursuant to this Agreement or any other agreement between the Indemnitor and the Indemnitee), then the Indemnitee may set off such Established Loss against the amount due and payable to the Indemnitor. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Losses or Established Losses include any exemplary, punitive, special, indirect, consequential, remote or speculative damages unless such damages are payable to a third party.

         Buyer's indemnification obligations under this Article 6 are for the exclusive benefit of the Shareholder, enforceable only by the Shareholder, and the Shareholder's indemnification obligations under this Article 6 are for the exclusive benefit of Buyer, enforceable only by Buyer.

6.5.     Limitation on Shareholder's Indemnity.

                  (a) Basket. The Shareholder shall not have any liability to any Buyer Indemnitee for indemnifiable Losses until the Indemnitee's Losses (together with other Buyer Indemnitees' Losses) exceed $900,000, and then the Indemnitor shall indemnify the Indemnitees pursuant to this Article 6 to the full amount of all Losses in excess of such one-time deductible amount suffered by any Buyer Indemnitee. The Shareholder's liability to indemnify each Buyer Indemnitee for any Loss resulting from a breach of Sections 3.1(b), 3.1(c), 3.2(c), 3.3, 3.4(c), 3.5(b), 3.5(c) or 3.6(g), or to indemnify each Buyer
Indemnitee under Section 6.2(vii) or 6.2(viii), shall be absolute and shall not be limited by the terms of the first sentence of this Section 6.5.

                  (b) Maximum Indemnity. The Shareholder shall not be required to indemnify Buyer Indemnitees under this Article 6 in an aggregate amount greater than $20,000,000; provided however, that notwithstanding anything in this Agreement to the contrary, the limitation set forth in this subsection shall not apply to Losses (i) arising out of or related to a Breach of the representations and warranties set forth in Sections 3.1(b), 3.1(c), 3.1(d), 3.3, 3.5(b), 3.5(c), 3.6(g)(i), or 3.6(g)(iii), (ii) for which the
Shareholder is obligated to indemnify any Buyer Indemnitee under Section 6.2
(vii) to the extent such Losses arise out of any claim, suit or other legal action against the Company or any Subsidiary based on any allegation that any product or service sold, rented, leased, provided or otherwise furnished by the Company or any Subsidiary was: dangerous, defectively operated, labeled with defective warning labels or not labeled or otherwise marked with appropriate warnings, or delivered or made available with defective operator training or otherwise without adequate operator training, (iii) that are indemnifiable under Section 6.2(iv), or (iv) that are attributable to Shareholder's fraud or wilful misconduct.

6.6.     Notice and Opportunity to Defend.

                  (a) Notice, Etc. If any Indemnified Party receives notice of any third-party claim or commencement of any third-party action or proceeding (an "Asserted Liability") with respect to which any Indemnifying Party is obligated to provide indemnification pursuant this Article 6, the Indemnified Party shall promptly give all Indemnifying Parties notice thereof. The Indemnified Party's failure so to notify an Indemnifying Party shall not cause the Indemnified Party to lose its right to indemnification under this Article, except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend against an Asserted Liability that such Indemnifying Party has the right to defend against hereunder (and except as otherwise set forth in this Article). Such notice shall describe the Asserted Liability in reasonable detail, and if practicable shall indicate the amount (which may be estimated) of the Losses that have been or may be asserted by the Indemnified Party. Each of the Indemnifying Parties may defend against an Asserted Liability on behalf of the Indemnified Party utilizing counsel reasonably acceptable to the Indemnified Party, unless (i) the Indemnified Party reasonably objects to such assumption on the grounds that counsel for such Indemnifying Parties cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest or because there may be defenses available to the Indemnified Party that are not available to such Indemnifying Parties,
(ii) the Indemnifying Party is not capable (by reason of insufficient financial capacity, bankruptcy, receivership, liquidation, managerial deadlock, managerial neglect or similar events) of maintaining a reasonable defense of such action or proceeding, or (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnified Party.

                  (b) Defense Costs. If any Indemnifying Party defends an Asserted Liability, it shall do so at its own expense and shall not be responsible for the costs of defense, investigative costs, attorney's fees or other expenses incurred to defend the Asserted Liability (collectively, "Defense Costs") of the Indemnified Party (which may continue to defend, at its own expense). If the Indemnified Party assumes the defense of an Asserted Liability by reason of clauses (i), (ii) or (iii) of Subsection (a) above, or because the Indemnifying Party has not elected to assume the defense, then such Indemnifying Party shall indemnify the Indemnified Party for its Defense Costs; provided, however, the Indemnifying Parties shall not be liable for the costs of more than one counsel for all Indemnified Parties in any one jurisdiction. An Indemnifying Party may settle any Asserted Liability only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                  (c) Third Party Claims. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the date hereof with respect to which indemnification is not available (for any reason) under this Article, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

6.7.     Delays or Omissions, Etc.  Except as provided in Section 6.1 and
Section 6.6(a), no delay or omission to exercise any right, power or remedy inuring to any party upon any breach or default of any party under this Agreement or any Related Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Neither the exercise of nor the failure to exercise any remedy under this Agreement or any Related Agreement will constitute an election of remedies or limit in any manner enforcement of any remedies. All remedies either under this Agreement or any Related Agreement or by law or otherwise afforded to the parties shall be cumulative and not alternative.

ARTICLE 7

Miscellaneous

7.1. Governing Law; Attorneys' Fees. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

         Each party hereto hereby irrevocably submits to the jurisdiction of the state or federal courts located in New Castle County, Delaware, for the purposes of any action arising out of this Agreement or any of the Related Agreements, or the subject matter hereof or thereof, brought by any other party.

         To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the action is brought in an inconvenient forum,
(iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or
(v) that this Agreement or any Related Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

         The prevailing party in any action or proceeding relating to this Agreement or any Related Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

7.2. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the written consent of all other parties and any attempted assignment without such consent shall be null and void; provided, however, Buyer may assign all of its rights and obligations hereunder to one of its Affiliates.

7.3. Entire Agreement; Amendment. This Agreement (including the Disclosure Schedules and Exhibits hereto), the other documents delivered pursuant hereto and referenced herein constitute the full and entire understanding and agreement between the parties and supersede any other agreement, written or oral, with regard to the subject matter hereof. This Agreement supersedes the letter of intent dated August 9, 2000, between United Rentals, Inc. and the Shareholder. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

7.4. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.

         If to the Company:                 Horizon High Reach, Inc.
                                            1440 Searidge Drive
                                            Newport Beach, California  92660
                                            Attn:  Shaun Flanagan
                                            Tel: (949) 640-6233
                                            Fax:(949) 640-6033

         If to Buyer:                       United Rentals (North America), Inc.
                                            Five Greenwich Office Park
                                            Greenwich, CT  06830
                                            Attn: John N. Milne
                                            Tel: (203) 622-3131
                                            Fax: (203) 622-6080

         with a copy to:            Haynes and Boone, LLP
                                            901 Main Street, Suite 3100
                                            Dallas, Texas  75202
                                            Attn:  Tom D. Harris
                                            Tel: (214) 651-5000
                                            Fax: (214) 651-5940

         If to the Shareholder:             W.R. Carpenter North America, Inc.
                                            7433 N. First Street
                                            Fresno, California  93720
                                            Attn:  Graham Croot, Chief
                                            Financial Officer
                                            Tel:  (559) 353-3953
                                            Fax: (559) 353-3958

         with a copy to:            Heller Ehrman White & McAuliffe LLP
                                            333 Bush Street, Suite 3100
                                            San Francisco, California 94104
                                            Attn:  James Olson, Esq.
                                            Tel:  (415) 772-6391
                                            Fax: (415) 772-6268

7.5. No Third Party Beneficiary, Etc. There shall be no third party beneficiary hereof. Neither the availability of, nor any limit on, any remedy hereunder shall limit the remedies of any party hereto against third parties.

7.6. Reformation; Severability. In case any provision hereof shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If such provision is not capable of reformation, it shall be severed from this agreement and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

7.8. Titles and Subtitles. The titles of the paragraphs and subparagraphs hereof are for convenience of reference only and are not to be considered in construing this Agreement. References to "Sections" herein are references to sections of this Agreement. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

7.9. Expenses. Except as otherwise expressly provided herein, each party hereto will bear its respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, the Related Agreements and the transactions contemplated herein or therein, including without limitation all fees and expenses of agents, representatives, counsel and accountants; provided, however, that the Shareholder shall be solely responsible for the third-party expenses of the Company incurred in connection with the transactions contemplated herein and such expenses shall not be paid out of the assets of the Company.

7.10. Sellers' Knowledge. When a representation or warranty in Article 3 is made to the knowledge of the Sellers, it means receipt of notice by, or actual knowledge of, such fact or matter by any of the following individuals: Graham Croot, Randall Fortel, Shaun Flanagan, Rick Penkert, and Kevin Parr. No representation or warranty made by the Sellers may be qualified or limited by reference to the knowledge of the Sellers unless due inquiry has actually been made by the persons described in this Section 7.10.

' ' ' ' '

         This Agreement has been executed and delivered as of the date first written above.

                             The Company:

                             HORIZON HIGH REACH, INC.


                             By:
                             Randall Fortel, Chief Financial Officer
                             and Secretary


                             The Shareholder:

                             W.R. CARPENTER NORTH AMERICA, INC.


                             By:
                             Graham Croot, Chief Financial Officer
                             and Vice President


                             The Buyer:

                             UNITED RENTALS (NORTH AMERICA), INC.


                             By:
                             John N. Milne, Vice Chairman

EXHIBIT A
CERTIFICATE OF CLOSING PAYMENT CALCULATION

         This Certificate is provided pursuant to Section 1.2(a) of the Stock Purchase Agreement dated September 28, 2000, among Horizon High Reach, Inc. and its shareholder, W. R. Carpenter North America, Inc. and United Rentals (North America), Inc. We hereby certify that the calculations set forth in this Certificate and the information in the attached schedules are accurate and correct.

-
A      BASE PURCHASE PRICE                                     $50,000,000

       MINUS:

      Determination Time' Funded Debt (Schedule 1)............___,___.__...

       PLUS OR MINUS:

C       The difference between July 30, 2000, Net Working
        Capital and Determination Time Net Working Capital     ___,___.__
        (Schedule 2).

       PLUS:

D      Invoice Value of Rental Equipment or other
       Capitalized Personal Property or Equipment Purchased    $___,___.__
       After July 30, 2000 (Schedule 3).............

       MINUS:

E      Original Cost of Equipment and Inventory or other
       Capitalized Personal
       Property or Equipment at July 30, 2000, that is         $___,___.__
       missing, nonexisting, sold,                      or
       not available for rent at Determination Time
       (Schedule 4)..

       CLOSING PAYMENT TO SHAREHOLDER (SUM OF ROW A MINUS
       ROW B PLUS OR MINUS ROW C PLUS ROW D MINUS ROW E:)......$___,___.__.


Certified By:              Accepted By:

W. R. CARPENTER NORTH AMERICA, INC. UNITED RENTALS (NORTH AMERICA), INC.



By:                                   By:
Graham Croot, Chief Financial               John N. Milne, Vice Chairman
Officer and Vice President





'For purposes of preparing this Exhibit A, "Determination Time" means August 10, 2000.

EXHIBIT B

OPINION OF COUNSEL TO SELLERS


       The Opinion Letter may be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991). Capitalized terms used but not described herein shall have the meanings assigned thereto in the Stock Purchase Agreement (the "Agreement").

1. The Company is a corporation incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own its properties and to engage in its business as presently conducted.

2. The Agreement has been duly authorized by all necessary corporate action on behalf of the Company and has been duly executed and delivered by (as applicable) the Company and the Shareholder. Each Related Agreement has been duly authorized by all necessary corporate action on behalf of the Company and the Shareholder and has been duly executed and delivered by (as applicable) the Company and the Shareholder. The Shareholder has received the consent to the sale of the Company to United from the holders of the 10.625% Senior Subordinated Notes of the Shareholder pursuant to the Indenture dated as of June 10, 1997 (the "Indenture"). The Information Statement pursuant to which the Shareholder solicited such consent complied as to form in all material respects with the Securities Exchange Act of 1934, the Trust Indenture Act of 1940 and the Indenture.

3. If a court were to apply the law of California to the interpretation and enforcement of any of the Related Agreements, such Related Agreement would be a valid and binding obligation of (as applicable) the Company and the Shareholder, enforceable against (as applicable) the Company and the Shareholder in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

4. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company (the "Stock") have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, (i) none of the shares of the Stock were issued in violation of preemptive rights of any person or entity, and (ii) there are no outstanding preemptive, conversion or other rights, or other options, warrants or agreements granted by, issued by, or binding on, the Company or the Subsidiaries for the issuance, purchase, redemption or acquisition of their equity securities.

5. If a court were to apply the Uniform Commercial Code as in effect in California to determine the effect of the transfer of the Stock, and United pays the consideration for the Stock as provided in the Agreement and does not have knowledge of any adverse claim to the Stock, then upon delivery of the Stock to United, United will acquire the Stock free and clear of all adverse claims.

6. Neither the execution and delivery of the Agreement or any Related Agreement to which the Company or the Shareholder are a party, nor the consummation of any or all of the transactions contemplated thereby (a) conflicts with any provision of the certificate of incorporation (or, as applicable, articles of incorporation) or bylaws of the Company, (b) after giving effect to the third-party consents obtained by the Sellers and delivered as required by the Agreement, results in a creation or imposition of any Lien upon the assets or Stock of the Company or any Subsidiary or violates any contract listed in Disclosure Schedule 3.4(d) to the Agreement (the "Listed Agreements"), (c) to our knowledge, violates any statute, law, regulation or rule, or any judgment, decree or order of any court or governmental body applicable to the Company, any Subsidiary or the Shareholder.

7. No consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required (other than such as disclosed in Disclosure Schedule 3.1(e) or otherwise have been obtained or made) in connection with the execution, delivery and performance of the Agreement or any Related Agreements to which any Seller is a party or the consummation of the transactions contemplated in such agreements.

8. To our knowledge, except as set forth in the Disclosure Schedules to the Agreement, (i) no action, suit, proceeding, litigation, or investigation is pending or threatened (a) against the Company, the Shareholder or any Subsidiary, or (b) against any officers or directors of the Company or any Subsidiary, with respect to the Company or the transactions contemplated by the Agreement and the Related Agreements, and (ii) no order, writ, injunction, judgment or decree of any court or government agency or instrumentality exists to which the Company, the Shareholder or any Subsidiary is a party relating to or affecting the Company or any Subsidiary or the transactions contemplated by the Agreement and the Related Agreements.

EXHIBIT C

OPINION OF COUNSEL TO BUYER


         The Opinion Letter may be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991). Capitalized terms used but not described herein shall have the meanings assigned thereto in the Stock Purchase Agreement (the "Agreement").


1. Buyer is a corporation incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own its properties and to engage in its business as presently conducted.

2. The Agreement has been duly authorized by all necessary corporate action on the part of Buyer and has been duly executed and delivered by Buyer. Each Other Agreement to which Buyer is a party has been duly authorized by all necessary corporate action on the part of Buyer and has been duly executed and delivered by Buyer.

3. The Agreement and each Other Agreement to which Buyer is a party is enforceable against Buyer subject to the General Qualifications.